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OHIO POWER COMPANY
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OHIO POWER COMPANY
1 Riverside Plaza
Columbus, Ohio 43215

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO THE SHAREHOLDERS OF
   OHIO POWER COMPANY:

      The annual meeting of the shareholders of Ohio Power Company will be held on Tuesday, May 1, 2007, at 2:30 p.m. at the principal office of American Electric Power Service Corporation, 1 Riverside Plaza, Columbus, Ohio, for the following purposes:

1.	To elect nine directors of the Company to hold office for one year or until their successors are elected and qualified; and

2.	To transact such other business (none known as of the date of this notice) as may legally come before the meeting or any adjournment thereof.

      Only holders of record of Common Stock and certain issues of Cumulative Preferred Stock, par value $100 per share, at the close of business on March 9, 2007 are entitled to notice of and to vote at the annual meeting.

      THERE WILL BE NO SOLICITATION OF PROXIES BY THE BOARD OF DIRECTORS OF THE COMPANY.

HEATHER L. GEIGER,
Secretary

March 24, 2007

INFORMATION STATEMENT

     This information statement is being furnished in connection with the annual meeting of shareholders of Ohio Power Company (the Company), to be held on Tuesday, May 1, 2007 at 2:30 p.m. at the principal office of American Electric Power Service Corporation, 1 Riverside Plaza, Columbus, Ohio.

     WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

Voting at Meeting

     On March 9, 2007, the date for determining shareholders entitled to notice of and to vote at the meeting, there were 164,267 shares of Cumulative Preferred Stock, par value $100 per share (voting), and 27,952,473 shares of Common Stock outstanding.

     Each holder of Cumulative Preferred Stock, par value $100 per share (voting), and each holder of Common Stock has the right to one vote for each share outstanding in such holder’s name on the books of the Company at the close of business on March 9, 2007 for the election of directors and on any other business which may come before the meeting. Holders of Cumulative Preferred Stock, par value $25 per share (non-voting), and Cumulative Preferred Stock, par value $100 per share (non-voting), are not entitled to notice of, or to vote at, the meeting.

     If notice in writing is given by any shareholder to the Secretary of the Company, not less than 48 hours before the time fixed for the meeting, that such shareholder desires that the voting at the meeting for directors shall be cumulative, and if an announcement of the giving of such notice is made upon the convening of the meeting by the Chairman or Secretary or by or on behalf of the shareholder giving such notice, each shareholder will have the right to cumulate such voting power as he possesses and to give one candidate as many votes as the number of directors to be elected, multiplied by the number of his votes, or to distribute his votes on the same principle among two or more candidates, as he sees fit.

Principal Shareholders

     American Electric Power Company, Inc. (AEP), 1 Riverside Plaza, Columbus, Ohio 43215, a public utility holding company, owns all of the Company’s outstanding Common Stock. The Common Stock represents approximately 99% of the combined voting power of the capital stock of the Company entitled to vote at the meeting. As a result, the Company is a “controlled company” as defined by the New York Stock Exchange (NYSE) listing standards. The Company lists only preferred stock on the NYSE. The Company does not have standing audit, nominating or compensation committees.

     AEP also owns, directly or indirectly, all of the common stock of the other companies which constitute the American Electric Power System (the AEP System). The AEP System is an integrated electric utility system and, as a result, the member companies of the AEP System, including the Company, have contractual, financial and other business relationships with the other member companies, such as participation in the AEP System savings and retirement plans and tax returns; sales of electricity; and sales, transportation and handling of fuel. American Electric Power Service Corporation (the Service Corporation), a wholly-owned subsidiary of AEP, renders management, advisory, engineering and other similar services at cost to the principal operating companies of the AEP System, including the Company.

ELECTION OF DIRECTORS

     Nine directors are to be elected to hold office for one year or until their successors are elected and qualified. The Company has been informed that AEP will nominate, and cast the votes of all of the outstanding shares of Common Stock for, the persons named below. In the event that any of such persons should unexpectedly be unable to stand for election, AEP has informed the Company that it will cast its votes for a substitute chosen by the Board of Directors of the Company and approved by AEP.

     The following brief biographies of the nominees include their ages as of March 1, 2007, an account of their business experience and the names of certain publicly-held corporations of which they are also directors.

Name	Age	Business Experience

MICHAEL G. MORRIS	60	Chairman of the board, chief executive officer and director of the Company and chairman of the board, chief executive officer, president and director of AEP and the Service Corporation. From 1997 to 2003 was chairman of the board, president and chief executive officer of Northeast Utilities, an unaffiliated electric utility. A director of Cincinnati Bell, Inc. and The Hartford Financial Services Group, Inc. Chairman of the board, chief executive officer and director of certain other AEP System companies.

NICHOLAS K. AKINS	46	Vice president and director of the Company, executive vice president of AEP and executive vice president-generation of the Service Corporation. Became vice president-energy delivery business development of the Service Corporation in 2001, became vice president-energy market services in 2002, was appointed president and chief operating officer of Southwestern Electric Power Company in 2004 and assumed his current position in 2006. A vice president and director of certain other AEP System companies.

CARL L. ENGLISH	60	Vice president and director of the Company, president-utility group of AEP and president-utility group and director of the Service Corporation. From 1999-2004 was president and chief executive officer of Consumers Energy gas division. A vice president and director of certain other AEP System companies.

JOHN B. KEANE	60	Vice president and director of the Company, senior vice president, general counsel and secretary of AEP and senior vice president, general counsel, assistant secretary and director of the Service Corporation. Was president of Bainbridge Crossing Advisors from 2003-2004 and vice president-administration-Northeast Utilities from 1998-2002. A vice president and director of certain other AEP System companies.

HOLLY K. KOEPPEL	48	Vice president and director of the Company, executive vice president of AEP and executive vice president and chief financial officer of the Service Corporation. Joined AEP as vice president-new ventures in 2000, became senior vice president-corporate development in 2002, executive vice president-commercial operations of the Service Corporation in 2002, executive vice president of AEP in 2002, executive vice president-AEP utilities east in 2004 and assumed her present position in 2006. Vice president and director of certain other AEP System companies.

ROBERT P. POWERS	53	Vice chairman of the board, vice president and director of the Company, executive vice president of AEP and executive vice president-AEP utilities east and director of the Service Corporation. Joined the Service Corporation in 1998 as senior vice president-nuclear generation, became senior vice president-nuclear operations in 2000, executive vice president-nuclear generation and technical services in 2001, executive vice president-generation in 2003 and assumed his present position in 2006. Vice chairman, vice president and director of certain other AEP System companies.

STEPHEN P. SMITH	46	Vice president, treasurer and director of the Company, senior vice president and treasurer of AEP, and senior vice president, treasurer and director of the Service Corporation. Joined the Service Corporation in 2003 as senior vice president- corporate accounting, planning and strategy, became treasurer of the Service Corporation and certain other AEP System companies in 2003. From November 2000 to January 2003 was president and chief operating officer-corporate services for NiSource. A director of Natural Resource Partners L.P. A vice president and director of certain other AEP System companies.

SUSAN TOMASKY	53	Vice president and director of the Company, executive vice president of AEP, and executive vice president-shared services of the Service Corporation. Joined the Service Corporation in 1998 as senior vice president, general counsel and secretary, became executive vice president-legal, policy and corporate communications in 2000, vice president and chief financial officer of AEP and executive vice president-policy finance and strategic planning of the Service Corporation in 2001, executive vice present and chief financial officer in 2004 and assumed her present position in 2006. A vice president and director of certain other AEP System companies.

DENNIS E. WELCH	55	Vice president and director of the Company, senior vice president of AEP and senior vice president-environment and safety of the Service Corporation. Joined AEP in 2005 as senior vice president and senior vice president-environment and safety of the Service Corporation. Was president and chief operating officer of Yankee Energy System, Inc. and Yankee Gas Services Company from 2001 to 2005. A vice president and director of certain other AEP System companies.

     Messrs. Morris, Akins, English, Keane, Smith and Welch, Ms. Koeppel and Ms. Tomasky are directors of AEP Texas Central Company, AEP Texas North Company, Columbus Southern Power Company, Kentucky Power Company, Ohio Power Company, Public Service Company of Oklahoma and Southwestern Electric Power Company, all of which are direct or indirect subsidiaries of AEP and have one or more classes of publicly held preferred stock or debt securities. Mr. Powers is a director of Columbus Southern Power Company, Kentucky Power Company and Ohio Power Company. Messrs. Morris, Akins, English and Powers and Ms. Koeppel and Ms. Tomasky are directors of Indiana Michigan Power Company. Messrs. Morris, Akins, Keane, Powers and Smith and Ms. Koeppel are also directors of AEP Generating Company, another subsidiary of AEP.

NEW GOVERNANCE POLICIES AND PROCESSES

     The Company has reviewed the provisions of the Sarbanes-Oxley Act of 2002 (Sarbanes-Oxley Act), the rules of the Securities and Exchange Commission (SEC) and the listing standards of the NYSE relating to corporate governance. Based on the SEC’s rule, Standards Relating to Listed Company Audit Committees, the Company is exempt from the audit committee requirements set forth in Section 301 of the Sarbanes-Oxley Act and therefore is not required to have an audit committee or an audit committee report on whether it has an audit committee financial expert. The Company is also exempt from a majority of the NYSE’s listing standards relating to corporate governance. The Company has voluntarily complied with certain of the NYSE’s listing standards relating to corporate governance where such compliance is in the best interest of the Company’s shareholders.

DIRECTOR NOMINATION PROCESS

     The Company does not have a Nominating Committee. The full board identifies director nominees. AEP owns all of the Common Stock, and, as a result, AEP’s affirmative vote is sufficient to elect director nominees. Consequently, the board does not accept proposals from preferred shareholders regarding potential candidates for director nominees.

COMMUNICATIONS TO THE BOARD

     Shareholders interested in communicating directly with the Company’s board of directors can contact them by writing c/o Corporate Secretary, Ohio Power Company, 1 Riverside Plaza, Columbus, Ohio 43215. The Corporate Secretary will forward the correspondence to the individual director or directors to whom the correspondence is directed.

BOARD ATTENDANCE AT ANNUAL MEETING OF SHAREHOLDERS

     The Company does not have a policy relating to attendance at the Company’s annual meeting of shareholders by directors. The Company does not solicit proxies for the election of directors because the affirmative vote of AEP is sufficient to elect the nominees and, therefore, holders of the Company’s preferred stock rarely attend the annual meeting. Consequently, a policy encouraging directors to attend the annual meeting of shareholders is not necessary.

CODE OF ETHICS

     All of the Company’s directors and officers, including its principal executive, financial and accounting officers are subject to AEP’s Code of Conduct. The AEP Code of Conduct is available on AEP’s website: www.AEP.com.

OTHER BUSINESS

     Management does not intend to bring any matters before the meeting other than the election of directors and does not know of any matters that will be brought before the meeting by others.

COMPENSATION DISCUSSION AND ANALYSIS

     For purposes of this section, we use the terms “AEP,” the “Company,” “we,” “our” and “us” to refer to American Electric Power Company, Inc. All references to “board of directors”, “board”, or “directors” refer to the board of directors of AEP. All of the executive officers of the Company identified in the Summary Compensation Table are employees of the Service Corporation. The compensation of these executive officers are paid by the Service Corporation. The AEP Human Resources Committee (HR Committee) is responsible for the oversight and administration of the Service Corporation’s executive compensation.

Overview

     The HR Committee administers AEP’s executive officer compensation program. The HR Committee reviews and determines all compensation and significant benefit and perquisite changes for AEP’s executive officers. The HR Committee makes recommendations to the independent board members regarding the compensation of the Chief Executive Officer, and those independent board members approve the CEO’s compensation. That compensation includes:

  Base salary;

  AEP’s annual incentive compensation under the Senior Officer Annual Incentive Compensation Plan (SOIP);

  Long term equity-based compensation under the Amended and Restated American Electric Power System Long-Term Incentive Plan (LTIP);

  Benefits; and

  Perquisites.

     The overall compensation philosophy of the HR Committee and of AEP’s management is that total compensation should be tied to individual performance, should be closely linked to AEP’s performance in achieving financial and non-financial objectives, and that any long-term incentive compensation should be closely aligned with shareholders’ interests. AEP’s executive compensation programs are therefore designed to:

  Attract and retain a superb leadership team with a market competitive compensation and benefits program;

  Reflect AEP’s financial and operational size and the complexity of its multi-state operations;

  Maximize shareholder value by emphasizing performance-based compensation over base salary, providing a substantial percentage of total compensation opportunity in the form of stock-based compensation, and requiring our executive officers to meet stock ownership requirements;

  Support the implementation of the Company’s business strategy by tying annual incentive awards to key operating and strategic objectives, such as safety, improving system reliability and new generation initiatives;

  Motivate and reward outstanding individual performance and results through annual incentive compensation that varies based on both individual and corporate performance; and

  Promote the stability of the management team by creating strong retention incentives with multi-year vesting schedules for long-term incentive compensation.

     Overall, AEP’s executive compensation program is intended to create a total compensation opportunity that, on average, is equal to the median of AEP’s peer group, which is made up of other utility companies and industrial companies as described below under “Compensation Peer Group.” The HR Committee’s independent compensation consultant, Towers Perrin, participates in HR Committee meetings, assists the HR Committee in developing the compensation program and meets with the HR Committee in executive session during most meetings without management present.

Compensation Program Design

     To meet the above objectives, the HR Committee seeks to establish compensation opportunities that enhance the Company’s ability to attract, retain, reward, motivate and encourage the development of exceptionally knowledgeable, highly qualified and experienced executives and to align the interests of these executives with the long-term interests of the Company’s shareholders. AEP’s compensation program for executive officers includes base salary, annual incentive compensation and long-term incentive compensation (LTI). Annual incentive compensation is generally used to reward the achievement of specific near-term corporate objectives, while LTI compensation is generally used to reward longer-term strategic objectives and financial objectives. Both short and long-term compensation are linked to the Company’s financial objectives. In 2006, for example, a portion of the annual incentive for executive officers was tied to near-term improvements in the performance of AEP’s distribution system, while funding for the whole annual incentive compensation program was dependent on AEP’s 2006 ongoing earnings per share (EPS) performance. This balanced approach helps ensure that neither operating objectives nor financial objectives will take precedence over the other, since the annual incentive plan only rewards participants when both types of objectives are achieved. For 2007, funding for the annual incentive compensation program will remain dependent on AEP’s ongoing EPS performance relative to AEP’s 2007 earnings guidance, which is currently $2.85 to $3.05 per share.

     AEP’s long-term incentive program also provides a retention incentive that fosters management continuity. To accomplish this, the HR Committee made three-year performance unit awards under the LTIP in 2006, and tied the value to AEP’s three-year total shareholder return (TSR) relative to the S&P Utility Index and AEP’s three-year cumulative ongoing EPS.

     AEP’s compensation programs are also designed to place a substantial amount of compensation for senior executives at risk in the form of variable incentive compensation instead of fixed or base pay, with much of this risk similar to the risk experienced by other AEP shareholders. For 2006, 81 percent of the total target compensation opportunity for the Chief Executive Officer and at least 68 percent of that for the other executive officers listed in the Summary Compensation Table (Named Executive Officers or NEOs) was at risk in the form of incentive compensation.

     The HR Committee also uses “tally sheets” to evaluate the total rewards package for the NEOs. These “tally sheets” include all significant aspects of the total rewards program and illustrate the potential value of all compensation programs under various performance, termination and stock price scenarios.

Compensation Peer Group

     The HR Committee annually reviews AEP’s executive compensation relative to a peer group of companies that represent the talent markets from which AEP must compete to attract and retain executives. Towers Perrin annually recommends a peer group to the HR Committee, which is comprised of companies that are comparable in size to AEP in revenues and market capitalization and other factors and for which compensation data is available. The peer group includes an approximately equal balance of utilities and non-utility industrial companies. The HR Committee includes industrial companies outside the utility industry because AEP is larger than most of its energy industry peers and because AEP must compete with non-utility companies to attract and retain executives. The HR Committee annually determines the composition of the peer group to ensure that it provides appropriate compensation comparisons (the Compensation Peer Group). For 2006, the Compensation Peer Group consisted of 14 large and diversified energy services companies, plus 12 Fortune 500 companies shown in the table below.

AEP’s Compensation Peer Group

Energy (14 Companies)	General Industry (12 Companies)

Centerpoint Energy, Inc.
Constellation Energy Group, Inc.
Dominion Resources, Inc.
Duke Energy Corporation
Edison International
Entergy Corporation
Exelon Corporation
FirstEnergy Corp.
FPL Group, Inc.
PG&E Corporation
Public Service Enterprise Group Incorporated
The Southern Company
TXU Corp
Xcel Energy

3M Company
Bristol-Myers Squibb Company
Caterpillar Inc.
CSX Corporation
Goodyear Tire & Rubber Company
Northrop Grumman Corporation
PPG Industries, Inc.
Schlumberger N.V. Sunoco, Inc.
Textron Inc.
Union Pacific Corporation
Weyerhaeuser company

     Towers Perrin provides market information and analyses of compensation programs of companies in the Compensation Peer Group. The HR Committee generally uses the median value of compensation paid by the Compensation Peer Group as its benchmark but occasionally considers other comparisons, such as alternative percentile benchmarks and industry-specific compensation surveys, when evaluating compensation.

Executive Compensation Program Detail

     The elements of AEP’s executive compensation program are base salary, annual incentive compensation, long-term incentive compensation, health and welfare benefits, retirement benefits and perquisites. AEP also maintains a deferred compensation program that is designed to provide executives with an income tax deferral option that provides market-based rates of return on their deferred balances.

     Base Salary. AEP pays base salaries to provide a market-competitive and consistent source of income to executives. In the event of a performance downturn that reduces or eliminates incentive award payouts, base salaries would be the primary source of pay for AEP executives. When determining executive base salaries, the HR Committee considers:

  Sustained individual performance;

  The impact that any change in base salary may have on (i) other pay elements, such as annual incentive compensation and (ii) the competitiveness of the executive’s total cash compensation (TCC) and total direct compensation (TDC). (TCC consists of base salary and annual incentive compensation and TDC consists of TCC plus long-term incentive compensation);

  The responsibilities and experience of each executive officer;

  Reporting relationships;

  Supervisor recommendations;

  Pay history; and

  The relationship of the base salary of the CEO to the base salaries of other AEP executive officers.

     The CEO recommends base salaries for executive officers, other than himself, to the HR Committee. The HR Committee recommends the base salary for the CEO. The HR Committee generally targets TCC at the median of AEP’s Compensation Peer Group, rather than considering base salary independently of annual incentive compensation.

     Annual Incentive Compensation. The primary purpose of AEP’s annual incentive compensation is to motivate senior management to meet and exceed annual objectives that are part of the Company’s strategic plan. AEP maintains the Senior Officer Annual Incentive Compensation Plan (SOIP) for this purpose. The SOIP supports a pay-for-performance culture by providing greater rewards to the highest performing executives. On or before the end of the third month of each year, the HR Committee establishes operating performance measures for the SOIP. After the end of each year, the HR Committee reviews and certifies performance and the resulting score for each of these performance measures. Funding for the 2006 SOIP was contingent on meeting minimum ongoing EPS requirements set by the HR Committee and the Board, such that no awards would have been paid unless the Company met a minimum ongoing EPS threshold. For 2006, possible EPS scores ranged from 0% at the low point of AEP’s earnings guidance to 200% at the high point of AEP’s earnings guidance.

     In 2006, AEP produced ongoing EPS of $2.77, which was in the higher end of our 2006 earnings guidance range of $2.50 to $2.80 per share. This resulted in an EPS Score of 184.9% for 2006. For 2006, ongoing EPS differed from earnings per share reported in AEP’s financial statements principally due to an impairment for a disposition and discontinued operations. (See our Form 8-K filed on January 30, 2007 announcing 2006 fourth quarter and year-end earnings for a reconciliation of on-going and reported EPS.) The EPS score establishes the total funding available each year for cash bonuses payable out of all of the AEP business unit incentive plans, including the SOIP. The total target funding is then multiplied by the EPS Score (184.9%) to determine the total dollars available for incentive awards. This amount is then reduced to the extent that any groups would receive more funding than the 200% of target maximum level.

     To determine the funding available for annual incentive awards at the business unit or group level, including for the SOIP participants, the combined operating performance scores for all business units and groups are averaged to create a par score for the year. Consistent with AEP’s philosophy of rewarding performance, the EPS Modifier allocates the available funding to each group in accordance with their combined operating performance score relative to par. Thus, business units and groups with above average scores receive a higher final composite score than the EPS score, and groups with below average scores receive a lower final composite score than the EPS score. Each group’s final composite score is then multiplied by their target funding level to determine their annual incentive funding for the year. This process resulted in a final composite SOIP score of 151.6% for 2006 (105.8% combined operating performance score times 143.3% EPS Modifier score).

     For 2006, an SOIP funding pool was created by multiplying the target funding pool by the composite score. The HR Committee retained both positive and negative discretion over all SOIP performance measure results and individual awards to help ensure that awards were aligned with performance results. Individual SOIP awards for senior officers, other than the CEO, are determined by the HR Committee, based in part on the CEO’s assessment of the individual’s performance and contribution to strategic goals. The HR Committee annually conducts a confidential CEO Leadership Assessment to gather input about the CEO’s performance from members of the Board of Directors, senior AEP management, AEP’s outside auditor and other people who frequently interact with the CEO. The SOIP award for the CEO is determined by the independent members of the Board of Directors, based in part on the recommendation of the HR Committee.

     The HR Committee established the following performance measures for the 2006 SOIP, each of which had minimum and maximum scores of 0% and 200% of target, respectively:

2006 SOIP Performance Measures

Performance Category	Weight	2006 Score
Safety performance
Recordable Case Rate	10%	200.0%
Severity Rate	15%	200.0%
Any fatality reduces overall safety score to zero		times 0%
Safety Performance	25%	0%
Operations Performance
Wires Reliability	7%	200.0%
Generating Plant Availability	9%	26.0%
Environmental	9%	85.0%
Operating Performance	25%	96.0%
Regulatory Performance	25%	175.0%
Strategic Initiatives
Workforce Diversity	5%	162.0%
New Generation	10%	100.0%
Texas Generating Asset Securitization	10%	200.0%
Strategic Initiative Performance	25%	152.4%
Combined Operating Performance Score	100%	105.8%
Funding Calculation
Ongoing Earnings Per Share		184.9%
Average Operating Performance Score (AOPS)		129.0%
EPS Modifier
(EPS Score ÷ AOPS Score)		143.3%
Final Composite Score
(Operating Performance Score × EPS Modifier)		151.6%

     Maintaining the safety of AEP employees, customers and the general public is always the primary consideration, and safety is an AEP core value. 25% of our operating objectives for 2006 was tied to reducing accidents and the severity of injuries across the AEP system. The frequency and severity of on-the-job injury accidents were substantially improved from the prior year. However, the Company experienced one worker fatality during the year, which reduced the score for this category to zero.

     The SOIP also ties 25% of the potential annual incentive award to the operating performance of our assets. This component measures the reliability of our wires assets, the availability of our generating plants and environmental performance across the AEP system. AEP achieved approximately target results for 2006 operating performance due to strong wires reliability performance and below target results for the other performance measures.

     AEP’s business plan calls for extensive capital investment in environmental equipment, new generating units and major transmission lines. Since we must recover these additional costs through rate proceedings, 25% of our 2006 operating performance score was tied to the success of our regulatory proceedings with FERC and with our state public utility commissions. Since we were successful in obtaining recovery in nearly all of our regulatory proceedings, the HR Committee subjectively determined that AEP’s regulatory performance merited a 175% score.

The strategic initiatives category measures AEP’s performance toward (i) improving workforce diversity, (ii) expanding the generating fleet at our subsidiaries, SWEPCO and PSO, as well as the development of IGCC plants in our eastern service territory, and (iii) issuing approximately $1.7 billion of securitized bonds for our stranded costs in Texas. For 2006 AEP achieved a better than target score for its strategic initiatives of 152.4% based on both objective and subjective performance measures.

Annual Incentive Targets.

     The HR Committee, in consultation with Towers Perrin and Company management, has established and periodically adjusts the annual incentive targets for all positions by salary grade, including each position held by an NEO. Annual incentive targets are expressed as a percentage of each participant’s base salary and represent the mid-point of the range of each participant’s potential annual incentive opportunity for the year. Actual awards generally vary from 0% to 200% of the annual incentive target, although awards larger than 200% can be approved for NEOs on an exception basis by the HR Committee. In setting annual incentive targets, the Company and the HR Committee consider market survey information showing:

  The competitiveness of AEP’s annual incentive compensation targets, TCC and TDC relative to the Compensation Peer Group;

  Median annual incentive targets for a broad sample of U.S. companies by salary level;

  AEP’s progression of incentive targets by salary grade; and

  The expense implications of any changes.

For 2006 and 2007 the HR Committee established the following annual SOIP target opportunities for the NEOs:

  110 percent of base salary for Mr. Morris;

  65 percent of base salary for Ms. Tomasky and Mr. English; and

  60 percent of base salary for all other NEOs.

     The annual incentive target opportunity is converted to a dollar value target by multiplying each participant’s target percentage by his or her actual base salary for the year. These targets are then multiplied by the final composite score to calculate an initial award for each participant. The sum of all initial awards creates an annual incentive funding pool for each group and for the Company as a whole.

     In keeping with the Company’s pay for performance philosophy, the HR Committee awarded annual incentive compensation for 2006 that generally varied both above and below the initial (calculated) award for each NEO based on a subjective assessment of their individual performance for the year. The independent members of the Board also awarded Mr. Morris annual incentive compensation for 2006 that was approximately 10% higher than his initial (calculated) award based on their assessment of his individual performance during 2006. In total, AEP’s annual incentive awards were slightly less than the overall funding pool available for 2006. The actual annual incentive compensation earned for 2006 by the NEOs is shown in the Non-Equity Incentive Compensation column of the Summary Compensation Table on page 17.

     Long-Term Incentive Compensation. AEP uses equity-based awards in its long-term incentive program to motivate AEP management to maximize shareholder value by linking a substantial portion of compensation directly to shareholder return. These awards also help ensure that Company management remains focused on longer-term results, which the HR Committee considers to be essential given the large amount of long-term investment required in the utility industry. In addition, the vesting requirements on these awards are a retention incentive that helps reduce executive turnover and maintain consistent management.

     AEP annually reviews the mix of base salary, annual incentives and LTI that it provides to executives and targets this mix to the median for similar positions in AEP’s Compensation Peer Group. Consistent with AEP’s Compensation Peer Group, more than 60% of the target compensation opportunity for the CEO and between 48% and 55% of that for the other NEOs is in the form of LTI compensation. The HR Committee does not consider any executive’s current AEP stock holding to be so large as to warrant the reduction or elimination of AEP’s regular long-term incentive opportunity.

     AEP also annually reviews the mix of LTI compensation it provides its executives. December 2003 was the last time the HR Committee granted stock options as part of its long-term incentive mix. Since then, the HR Committee has used only performance units for regular LTI awards. The HR Committee eliminated the regular use of stock options in favor of performance units because of employee, investor and public concerns about options that diminished their perceived value to employees and their effectiveness as a compensation tool. In addition, FAS 123R eliminated the preferential accounting treatment for stock options.

     Our internal audit function completed a review of our stock option grant practices in 2006. The review was initiated as a matter of prudence resulting from our desire to ensure we had not engaged in the kinds of practices that have received adverse publicity and resulted in investigations of other companies. Our internal auditors found no indication of backdating or special option grant timing.

     The HR Committee grants nearly all LTI awards on a fixed annual cycle that currently takes place at its regularly scheduled December meeting following its annual executive compensation review. It is a long-standing HR Committee practice to consider the impact of any recent and upcoming Company announcements and financial disclosures that have or may materially influence AEP’s share price, as well as the grant date share price itself, when making LTI awards.

     The HR Committee also periodically grants restricted stock unit awards (RSUs) with long-term vesting for one-time events such as new hires, retention agreements or in connection with accomplishments on unique special projects, such as the engineering and construction of IGCC generating plants.

     When determining the size of LTI awards, the HR Committee first establishes award guidelines for each executive salary grade. The HR Committee bases these guidelines on total direct compensation practices for similar positions in AEP’s Compensation Peer Group as well as typical LTI levels expressed as a percent of base salary from other survey sources. When determining individual LTI awards, the HR Committee considers the manager’s award recommendations, peer group compensation for similar positions, individual performance, future potential and other factors, all within the context of an overall award budget. When determining LTI awards for the CEO, the independent members of the Board consider the HR Committee’s award recommendation for the CEO and Company performance, in addition to the factors listed above. The HR Committee also considers the value of all other types of compensation when establishing LTI award targets for NEOs.

Performance Units

     Currently, it is the HR Committee’s practice to grant LTI awards annually in the form of performance units with a three calendar year performance and vesting period. For 2006, performance units were the only type of LTI awarded to executive officers.

     The HR Committee granted performance unit awards, effective January 1, 2006, as follows:

Number of
Performance
Name	Units Granted
Mr. Morris	135,000
Ms. Koeppel	18,700
Ms. Tomasky	32,970
Mr. English	34,440
Mr. Powers	24,600
Mr. Keane	20,170

     These performance units were granted for the three-year performance period consisting of 2006, 2007 and 2008 and generally vest, subject to the participant’s continued employment, at the end of the performance period. Dividends are reinvested in additional performance units. The performance unit awards for the 2006-2008 performance period may be earned subject to two independent and equally weighted performance measures:

  Three-year total shareholder return (TSR) measured relative to the S&P Utilities Index; and

  Three-year cumulative ongoing earnings per share (EPS) measured relative to a Board-approved target.

     The threshold (0% payout), target (100% payout) and maximum (200% payout) for the relative TSR performance measure were set at the 20th percentile, 50th percentile and 80th percentile of the S&P Utility Index, respectively. The threshold (25% payout), target (100% payout) and maximum (200% payout) for the cumulative EPS performance measure were set at 92% of target, 100% of target, and 108% of target, respectively. The HR Committee established the three-year cumulative EPS target at the midpoint of AEP’s strategic planning target of $7.92 as of December 2005. The scores for these performance measures determine the percentage of the performance units outstanding at the end of the performance period that are earned and can range from zero percent to 200 percent. The value of each performance unit that is earned is based on the average closing price of AEP common stock for the last 20 days of the performance period.

     Executives’ earned performance unit awards are deferred mandatorily into AEP Career Shares in AEP’s Stock Ownership Requirement Plan unless the participant has met all of his or her stock ownership requirements. The amounts that are deferred into AEP Career Shares are not paid until after the participant’s termination of employment. See Stock Ownership Guidelines on page 15 for further details. Once executives reach their respective stock ownership requirement, they receive subsequently earned awards in cash, or at the participant’s election, AEP common stock. Participants may also elect to voluntarily defer receipt of earned performance unit awards into AEP’s Incentive Compensation Deferral Plan (ICDP).

Restricted Stock and Restricted Stock Units (RSUs)

     AEP primarily issues restricted stock and RSUs as a special reward for key contributors; as a long-term retention incentive; or as a signing bonus that often is, at least in part, a buyout of compensation and benefits from a prior employer that they forfeit to accept AEP’s employment offer. The Company and the HR Committee believe that using restricted stock or RSUs in such situations in lieu of cash ties the value of such compensation to AEP’s long-term share price performance and helps motivate the recipient to act in the interests of shareholders. The HR Committee generally ties vesting to continued employment over three or more years to provide a retention incentive that helps reduce executive turnover and provide consistent management.

     The HR Committee generally considers grants of restricted stock and RSUs to be one-time events for special circumstances and generally does not consider the value of such awards to be an ongoing element of executive pay.

One-Time Restricted Stock/Unit Grants

		Number of
		Restricted
		Shares or
		Units
Name	Grant Date	Granted(1)	Vesting Schedule(2)	Reason Granted
Mr. Morris	January 1, 2004	100,000 (3)	50% on January 1, 2005	Granted pursuant to
			50% on January 1, 2006	employment agreement as a
				signing bonus.

	January 1, 2004	200,000 (3)	33.3% on November 30, 2009	Granted pursuant to
			33.3% on November 30, 2010	employment agreement as a
			33.3% on November 30, 2011	replacement for certain
				long-term compensation
				from his prior employer
				that he forfeited.

	February 22, 2005	5,000	33.3% on February 22, 2006	Granted as part of 2004
			33.3% on February 22, 2007	annual incentive award.
			33.3% on February 22, 2008

Mr. English	August 2, 2004	30,000	33.3% on August 2, 2005	Granted pursuant to
			33.3% on August 2, 2006	employment agreement
			33.3% on August 2, 2007	both as a replacement for
				certain long-term
				compensation from his
				prior employer that he
				forfeited and as a retention
				incentive

Mr. Keane	July 1, 2004	15,000	33.3% on July 1, 2005	Granted pursuant to
			33.3% on July 1, 2006	employment agreement as a
			33.3% on July 1, 2007	retention incentive

_________________
(1)	Dividends on AEP’s restricted stock units are mandatorily reinvested in additional units using the closing price of AEP common stock on the dividend payment date. Additional restricted stock units that result from the reinvestment of dividends vest, subject to the participant’s continued employment, on the last vesting date associated with the underlying award.

(2)	All vesting is subject to the participant’s continued employment through the vesting date.

(3)	These are restricted share awards that include dividend and voting rights, but the shares themselves cannot be sold, transferred, pledged or otherwise encumbered until they vest. Dividends on these restricted shares are paid in cash.

     The restricted shares granted to Mr. Morris upon his hire were negotiated as part of his employment agreement. These restricted share awards were reasonable, appropriate and necessary in order to ensure his hire, provide a timely and successful CEO transition, and to motivate Mr. Morris to vigorously pursue the interests of shareholders. The 200,000 restricted shares that have not yet vested are included in the Number of Shares or Units of Stock That Have Not Vested column in the Outstanding Equity Awards at Fiscal Year-End Table on page 26.

     No restricted shares or RSUs were awarded to any NEO in 2006, but the HR Committee did approve RSU awards for other employees and expects to continue to make RSU awards in the future.

     Recoupment of Incentive Compensation. Consistent with the requirements of the Sarbanes-Oxley Act, the Board of Directors believes that incentive compensation provided by the Company should be reimbursed to the Company if, in the Board’s view:

  Such incentive compensation was predicated upon the achievement of financial or other results that were subsequently materially restated or corrected;

  The officer from whom such reimbursement is sought engaged in misconduct that caused or partially caused the need for the restatement or correction; and

  A lower payment would have been made to the executive based upon the restated or corrected financial results.

     Therefore, the Board adopted a policy at its February 2007 meeting, and the HR Committee directed the Company to design and administer all of the Company’s incentive compensation programs in a manner that provides for and preserves the Company’s ability to obtain such reimbursement if and to the extent that, in the Board’s view, such reimbursement is warranted by the facts and circumstances of the particular case.

     Change In Control Agreements. The Company and the HR Committee believe that the interests of shareholders are best served when the interests of executive management are aligned with them. Therefore, the Company provides Change In Control Agreements to help align the interests of executive management with shareholders by mitigating the financial impact to executives if their employment is terminated as a result of a change in control. These Change In Control Agreements are common among our Compensation Peer group. We believe that these Change In Control Agreements reduce any reluctance on the part of management to pursue large business combinations that may be in the best interests of shareholders. AEP’s agreements require a “double trigger” – a Change In Control accompanied by an involuntary termination or constructive termination within two years.

     In response to a shareholder proposal that was approved at the 2004 Annual meeting, the Board adopted a policy that requires shareholder approval of future executive severance agreements that provide benefits generally exceeding 2.99 times the sum of the NEO’s salary plus bonus.

     Benefits. The Company and the HR Committee consider benefit changes in the context of AEP’s total compensation and benefits program. The Company and the HR Committee also consider benefit trends among large utility and U.S. industrial companies as well as emerging best practices. The HR Committee considers the value of benefits within the context of total compensation for each NEO as part of its annual review of tally sheets. The HR Committee periodically reviews the value and composition of non-contractual benefits provided to executives and other employees within the constraints of applicable law, such as ERISA, and makes adjustments as needed.

     AEP generally provides the same health and welfare benefits to executives as it provides to other employees, including:

  Subsidized medical and dental benefit options;

  Subsidized retiree medical and dental benefit options, subject to eligibility requirements;

  Basic employee life insurance (two times salary);

  Basic accidental death and disability insurance (two times salary);

  Sick leave;

  Long-term disability benefits; and

  Personal days off (3 days).

     AEP also provides executive officers with either four or five weeks of paid vacation, depending on officer level. The Company believes that these are all reasonable and appropriate benefits for executive officers.

     Our executives participate in the same pension and savings plans as other eligible employees. These include tax-qualified and non-qualified defined contribution and defined benefit plans. AEP’s non-qualified retirement benefit plans are largely designed to provide “supplemental benefits” that would otherwise be offered through the tax-qualified plans if not for the limits imposed by the Internal Revenue Code (IRC) on those tax-qualified plans. As a result, the combined plans allow the eligible employees to accumulate an appropriate level of replacement income upon retirement.

     The HR Committee recognizes that non-qualified retirement programs, such as AEP’s, result in the deferral of an income tax deduction for the Company equal to the value credited to participant accounts until such benefits are paid. The HR Committee chooses to provide these supplemental benefits both because it believes that executives generally should be entitled to the same retirement benefits, as a percentage of their eligible pay, as other employees receive and because such benefits are part of a market competitive benefits program.

     The non-qualified defined contribution plans (described in greater detail following the Non-Qualified Deferred Compensation Table on page 32) provide participants an income tax deferral opportunity (and related Company matching contributions) and market-based investment options identical to those offered in AEP’s tax-qualified Retirement Savings Plan. The nonqualified Supplemental Retirement Savings Plan also offers an Interest Bearing Account investment option, which provides an earnings rate equal to 120% of the Applicable Federal Rate (5.61% for 2006), which is not available through the qualified Retirement Savings Plan. The Company believes that the return provided through the Interest Bearing Account option represents a reasonable market-based interest rate.

     AEP also uses the nonqualified plans to provide market-based benefit enhancements and contractual benefits to its executives that cannot be provided under the tax-qualified plans, including the final average pay formula of the nonqualified American Electric Power System Excess Benefit Plan (the AEP Supplemental Benefit Plan) takes both base salary and annual incentive compensation into account, while that formula in the qualified American Electric Power System Retirement Plan (the AEP Retirement Plan) takes into account only base salary.

     These particular enhancements are not available to new hires. Eligibility for the final average pay formula under the AEP Plans was frozen at the end of 2000, and all new hires on or after January 1, 2001 are eligible to participate only in the cash balance formula of the AEP Retirement and AEP Supplemental Benefit Plans.

     The Company and the HR Committee believe that AEP’s continued use of its qualified and nonqualified retirement plans (including the enhancements offered through the nonqualified plans) is consistent with competitive practice and necessary to attract and retain essential executive talent.

     The HR Committee does, however, put upper limits on these plans because it believes that compensation above these limits should not be further enhanced by including it in retirement benefit calculations. Therefore,

  LTI compensation is not considered to be eligible compensation for the determination of benefits under any of AEP’s benefit plans;

  The cash balance formula of the AEP Supplemental Benefit Plan limits eligible compensation to the greater of $1 million or twice the participant’s base salary; and

  Eligible compensation is also limited to $2 million under the nonqualified American Electric Power Supplemental Retirement Savings Plan (SRSP).

     The non-qualified plans allow AEP flexibility to structure individualized benefit packages that help in recruiting and retaining key executives. For example, pursuant to Mr. Morris’ employment agreement, AEP provided an opening cash balance account credit of $2,100,000 and continuing company credits at the maximum rate permitted under the AEP Supplemental Benefit Plan regardless of the age and service requirements that otherwise would have applied under the qualified plan.

     In 2006, AEP formally documented its AEP Stock Ownership Requirement Plan, the primary purpose of which is to provide stock and stock equivalent deferrals that facilitate senior executives in satisfying their minimum stock ownership requirements. By documenting this plan, the Company intends to assure compliance with the requirements of IRC section 409A. See Stock Ownership Guidelines below for more information on the AEP Stock Ownership Requirement Plan.

     AEP provides group term life insurance benefits to its NEOs in the amount of two times their base salary, which is consistent with the term life insurance coverage provided to other employees.

     In addition to the life insurance benefit provided to the other NEOs, Mr. Morris’ employment agreement stipulates that AEP will provide him a cash value life insurance policy with a face value of $3,000,000, along with a tax gross-up for the imputed income on this policy. Mr. Morris also receives accidental death benefit coverage consistent with that provided to the non-executive members of the AEP Board of Directors.

     Perquisites. AEP generally provides perquisites that help executives conduct AEP business. The HR Committee annually reviews the perquisites provided by the Company to ensure that they are efficient and effective uses of corporate resources. The HR Committee also reviews the value of perquisites provided to each NEO, in the context of total compensation, as part of its annual review of tally sheets. The incremental cost to AEP of perquisites provided to the NEOs is included in the Summary Compensation Table on page 17.

     AEP provides country club and dining club memberships to executives who use such memberships for business entertainment purposes because the HR Committee believes such business entertainment is valuable for the Company. The Company reimburses executives for business expenses, initiation fees, assessments and dues incurred at these clubs. AEP provides a gross-up to executives for the tax withholding on the initiation fees and certain assessments.

     For executives who relocate to accept an AEP position, AEP provides relocation assistance that includes travel costs, costs associated with the purchase and sale of a home, fixed payment associated with miscellaneous relocation expenses, limited temporary living expenses and gross-up for taxes on these amounts. AEP’s relocation package is intended to offset nearly all of the cost of a move for AEP executives. It is market competitive and is necessary to obtain high quality new hires and internal candidates for such assignments.

AEP also offers executives the following services:

  Independent financial counseling and tax preparation services. The vendors that provide these services are familiar with AEP’s executive benefits program and they provide executives with information about these benefits and how to optimize their use of them. Consistent with the auditor independence requirements of the Sarbanes-Oxley Act, the Company does not allow its external auditor to provide these services.

  The Company also allows the CEO and other members of AEP’s Executive Council to use the services of certain Company employees for incidental, infrequent and occasional personal reasons, such as picking up personal mail and overseeing the executive’s residence while deliveries and repairs are made when the executive is not at home. The Company also provides a tax gross-up for imputed income on the use of such services.

  AEP also allows executives to use the executive dining room for personal reasons.

     Income is imputed to executives and taxes are withheld for financial counseling and tax preparation services, personal use of the executive dining room and expenses associated with personal services provided by Company personnel.

     The Company provides personal use of corporate aircraft to executives, primarily Mr. Morris, subject to aircraft availability. Mr. Morris negotiated to use AEP’s corporate aircraft for personal travel as part of his employment agreement, and he uses this perquisite frequently to travel to and from his homes outside of Ohio. The value of an executive’s personal use of corporate aircraft is imputed as income in accordance with IRS standards and is not grossed-up for taxes.

     The Company transports spouses of executives to business meetings that spouses are invited to attend. The HR Committee believes that such travel is a necessary business expense and, therefore, we provide a gross-up to executives on the taxes associated with such spousal travel. The Company does not gross-up imputed income for spouses traveling to personal destinations.

Stock Ownership Guidelines

     The HR Committee believes that linking a significant portion of an executive’s financial rewards to the Company’s success, as reflected by the value of AEP stock, gives the executive a stake similar to that of the Company’s shareholders and further encourages long-term management strategies for the benefit of shareholders. Therefore, the HR Committee requires senior executives to accumulate and hold a specific amount of AEP common stock or stock equivalents. The HR Committee annually reviews the minimum stock ownership levels for each salary grade and periodically adjusts these levels. AEP’s minimum ownership levels are directly related to the executive’s salary grade, with the largest requirement assigned to the CEO. Executives generally are expected to achieve their required stock ownership level within five years of the date it is assigned. Due to changes in the ownership levels and promotions, executives may have multiple stock ownership requirements that they are expected to achieve within five years of the date each was assigned.

     AEP’s stock ownership requirements were originally targeted at three times base salary for the CEO and two to two and a half times base salary for the other named executive officers, but these multiples have increased over time with AEP’s stock price growth. The HR Committee believes that its stock ownership requirements are consistent with best practices and in line with the stock ownership requirements maintained by the companies in AEP’s Compensation Peer Group that have such requirements. The highest minimum stock ownership requirement assigned to each of the NEOs is shown in the table below.

	Highest
	Minimum
	Stock	AEP Stock and
	Ownership	Share Equivalent
	Requirement	Holdings on
Name	(Shares)	January 1, 2007(1)
Mr. Morris	109,300	450,506
Ms. Koeppel	35,300	33,884
Ms. Tomasky	52,700	45,382
Mr. English	52,700	25,961
Mr. Powers	35,300	35,302
Mr. Keane	29,900	12,978

________________
(1) Includes unvested shares.

     Performance units that are earned are mandatorily deferred into AEP Career Shares for participants who have not met all of their minimum stock ownership requirements. Participants are required to hold AEP Career Shares until after their AEP employment ends. In addition, executives that have not met a minimum stock ownership requirement within the specified interval will be subject to (i) required deferral of 50% of their annual incentive compensation into AEP Career Shares and (ii) required retention of all AEP shares realized through AEP stock option exercises, except an amount equal to the exercise costs and tax withholding, until the minimum stock ownership requirement has been satisfied.

     In addition to AEP Career Shares, executives may satisfy their minimum stock ownership requirements with personal AEP stock holdings owned directly or in the AEP Stock Fund option under the qualified AEP System Retirement Savings Plan, as well as stock equivalents held in the AEP Stock Fund option under the AEP Supplemental Retirement Savings Plan and the AEP Incentive Compensation Deferral Plan.

     Messrs. Morris and Powers have satisfied all of their stock ownership requirements. Ms. Koeppel has met the stock ownership requirement assigned to her in January 2004 and is on track to reach the stock ownership requirement assigned to her in January 2005. Ms. Tomasky has satisfied two of her previously assigned stock ownership requirements and is on track to meet the ownership requirement assigned to her in January 2005. Messrs. English and Keane are also on track to meet the stock ownership requirement assigned to them in 2005, which is the only such requirement they have been assigned.

     The Company maintains an insider trading policy that prohibits directors and officers from directly hedging their AEP stock holdings through short sales and the use of options, warrants, put and calls or similar instruments. The Company is unaware of any executive who has attempted to directly or indirectly hedge the economic risk associated with a minimum stock ownership requirement. In addition, the Company and the HR Committee are not aware of any NEO who has pledged or otherwise encumbered their shares of AEP stock.

Tax Considerations

     Section 162(m) of the IRC limits the deductibility for the Company of compensation in excess of $1,000,000 paid in any year to the Company’s CEO or any of the next four highest paid executive officers named in the Summary Compensation Table. The HR Committee considers the limits imposed by Section 162(m) when designing compensation programs for the Company and its NEOs. Performance units and stock options issued under the Amended and Restated American Electric Power System Long-Term Incentive Plan have been structured to be exempt from the deduction limit because they are made pursuant to a shareholder-approved, performance-driven plan. Our restricted shares and restricted stock units are not tax deductible under Section 162(m). Annual incentive awards under the SOIP for 2006, although performance based, are not eligible for the exemption because the SOIP has not been designed or implemented in a manner that would comply with the requirements of Section 162(m).

     However, the Board has adopted a restatement of the Senior Officer Incentive Plan (2007 SOIP), subject to AEP shareholder approval at the Annual Meeting, which would permit awards paid under the 2007 SOIP to qualify as performance-based compensation that is exempt from the limitations of IRC Section 162(m). The HR Committee intends that awards under the 2007 SOIP will use a funding approach that will provide the HR Committee with sufficient flexibility to award appropriate incentives to the participating executives while allowing the Company to take a tax deduction for the annual incentive compensation paid, even if a participant’s total compensation exceeds $1,000,000.The HR Committee intends to continue to consider the effect of Section 162(m) in its executive compensation decisions and in evaluating AEP’s executive compensation programs.

Human Resources Committee Report

     In fulfilling its oversight responsibilities, the HR Committee reviewed and discussed with management the Compensation Discussion and Analysis set forth in this Proxy Statement. Based on its review and these discussions, the HR Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and the Company’s proxy statement to be filed in connection with the Company’s 2007 Annual Meeting of Stockholders, each of which will be filed with the Securities and Exchange Commission.

Human Resources Committee Members

Donald M. Carlton
Ralph D. Crosby, Jr.
John P. DesBarres, Chair
Robert W. Fri

Summary Compensation Table

							Change in Pension Value and Non- qualified Deferred Compen- sation Earnings ($)(4)

						Non- Equity Incentive Plan Compen- sation ($)(3)

								All Other Compen- sation ($)(5)

				Stock Awards ($)(1)	Option Awards ($)(2)
Name and Principal Position		Salary ($)	Bonus ($)						Total ($)
	Year
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Michael G. Morris — Chairman of the board, president and chief executive officer of AEP and the Service Corporation	2006	$1,200,000	$—	$9,816,570	$100,327	$2,200,000	$229,096	$676,014	$14,222,007

Holly K. Koeppel — Executive vice president and chief financial officer of the Company; executive vice president, chief financial officer and director of the Service Corporation	2006	440,000	10,000	1,395,396	14,640	415,000	233,832	60,886	2,569,754

Susan Tomasky — Executive vice president and former chief financial officer of the Company; executive vice president and director of the Service Corporation	2006	500,000	10,000	2,029,035	14,640	450,000	411,250	65,473	3,480,398

Carl L. English — President-AEP Utilities of the Company; president-AEP Utilities and director of the Service Corporation	2006	500,000	10,000	1,613,224	—	510,000	81,899	73,979	2,789,102

Robert P. Powers — Executive vice president of the Company; executive vice president-AEP Utilities East and director of the Service Corporation	2006	475,000	—	1,546,591	14,640	431,200	391,032	80,341	2,938,804

John B. Keane — Senior vice president, general counsel and secretary of the Company; senior vice president, general counsel and director of the Service Corporation	2006	400,000	—	869,098	—	375,000	67,796	31,814	1,743,708

________________________
(1)	The amounts reported in this column are the amounts recognized in our financial statements for 2006 pursuant to FASB 123R and includes amounts for performance unit awards granted in 2003, 2005 and 2006, and, for certain NEOs, amounts for restricted stock and restricted stock units granted in 2004 and 2005. Some of these awards were granted upon the NEO’s hire as a signing bonus or as a replacement for certain long-term compensation that the NEO forfeited from a prior employer. See Note 16 to the Consolidated Financial Statements included in our Form 10K for the year ended December 31, 2006 for a discussion of the relevant assumptions used in calculating these amounts. For further information on these awards, see the One-Time Restricted Stock/Unit Grants Table on page 11, the Grants of Plan-Based Awards Table on page 20, the Outstanding Equity Awards at Fiscal Year-End Table on page 26 and the Option Exercises and Stock Vested Table on page 28.

(2)	We did not grant any stock options in 2006. The amounts reported in this column are the amounts recognized in our financial statements for 2006 pursuant to FASB 123R for stock options granted in prior years. See Note 16 to the Consolidated Financial Statements included in our Form 10K for the year ended December 31, 2006 for a discussion of the relevant assumptions used in calculating these amounts. For further information on these stock options, see the Outstanding Equity Awards at Fiscal Year-End Table on page 26 and the Option Exercises and Stock Vested Table on page 28.

(3)	The amounts shown in this column are payments made under the SOIP. At the outset of each year, the HR Committee sets target bonuses and performance criteria that will be used to determine whether and to what extent executive officers will receive payments under the SOIP. For 2006, the HR Committee selected earnings per share and other measures as the performance criteria. For further information on these payments, see the discussion under Compensation Discussion and Analysis.

(4)	The amounts shown in this column are attributable to the increase in the actuarial values of each of the NEO’s combined benefits under AEP’s qualified and non- qualified defined benefit plans determined using interest rate and mortality assumptions consistent with those used in the Company’s financial statements. No NEO received preferential or above-market earnings on deferred compensation. See detailed discussion of Pension Benefits on page 29 and Note 9 to the Consolidated Financial Statements included in our Form 10K for the year ended December 31, 2006 for a discussion of the relevant assumptions.

(5)	A detailed breakout of the amounts shown in the All Other Compensation column is shown below. These amounts include subsidiary director fees, tax gross-ups, and Company contributions to the Company’s Retirement Savings Plan and the Company’s Supplemental Retirement Savings Plan. This column also includes $141,403 of premiums for life insurance that the Company funds on Mr. Morris’ behalf and a tax gross-up payment of $97,858 to Mr. Morris on the value of this benefit. It also includes a proportionate amount of the premium for an accidental death policy that AEP provides to all of its directors.

For Mr. Morris, the amount shown for 2006 includes the aggregate incremental cost associated with his personal use of Company-provided aircraft of $305,676. This amount is calculated based on the variable operating costs to the Company, including fuel costs, trip-related maintenance, on-board catering, landing/ramp fees and other miscellaneous variable costs. Fixed costs that do not change based on usage, such as pilot salaries, the lease costs for Company aircraft and the cost of maintenance not related to personal trips, are excluded. For proxy reporting purposes, personal use of corporate aircraft includes use of the aircraft for relocation purposes.

The Company reimburses executives for expenses for spouse travel to events that the Company invited the executive’s spouse to attend. A tax gross-up on the value of such spousal travel in Company aircraft is included under tax gross-ups below.

All Other Compensation

	Michael G.	Holly K.	Susan	Carl L.	Robert P.	John B.
Type	Morris	Koeppel	Tomasky	English	Powers	Keane
Retirement Savings Plan
Match	$7,154	$9,900	$9,900	$9,900	$9,900	$9,900
Supplemental Retirement
Savings Plan Match	82,846	31,238	38,925	38,925	33,932	—
Tax Gross-Ups	102,714	1,887	—	1,863	3,837	626
Subsidiary Company Directors
Fees	17,250	12,200	15,200	11,850	11,850	16,650
Life Insurance, Including
Director Insurance	142,151	—	—	—	—	—
Country and Dining Club
Dues, Incidentals and
Airline Membership Dues	8,340	1,111	1,428	2,991	6,676	4,638
Financial Counseling and Tax
Preparation	8,850	4,550	—	8,450	14,146	—
Executive Dining Room	—	—	20	—	—	—
Personal Use of Company
Aircraft	305,676	—	—	—	—	—
Personal Services of
Employees	1,033	—	—	—	—	—

[THIS PAGE WAS LEFT INTENTIONALLY BLANK.]

Grants of Plan Based Awards

		Estimated Possible Payouts Under
		Non-Equity Incentive Plan Awards
Name		Threshold	Target(1)	Maximum
	Grant Date	($)	($)	($)
(a)	(b)	(c)	(d)	(e)
Michael G. Morris
2006 SOIP	1/1/2006	$—	$1,320,000	$2,640,000
2006 – 2008 Performance Units	1/1/2006

Holly K. Koeppel
2006 SOIP	1/1/2006	—	264,000	528,000
2006 – 2008 Performance Units	1/1/2006

Susan Tomasky
2006 SOIP	1/1/2006	—	325,000	650,000
2006 – 2008 Performance Units	1/1/2006

Carl L. English
2006 SOIP	1/1/2006	—	325,000	650,000
2006 – 2008 Performance Units	1/1/2006

Robert P. Powers
2006 SOIP	1/1/2006	—	285,000	570,000
2006 – 2008 Performance Units	1/1/2006

John B. Keane
2006 SOIP	1/1/2006	—	240,000	480,000
2006 – 2008 Performance Units	1/1/2006

__________________
(1)	Consists of awards under our SOIP. In each case, the amount actually earned by each NEO is reported as Non-Equity Incentive Plan Compensation in the Summary Compensation Table.

(2)	Consists of performance units awarded under our LTIP for the three-year performance period 2006 – 2008. For further information on these awards, see the description under Stock Awards in 2006 on page 23.

(3)	The amounts shown in this column relate to performance share units granted under our LTIP. The amounts are valued based on the aggregate grant date fair value of the award determined pursuant to FASB 123R. See Note 16 to the Consolidated Financial Statements included in our Form 10-K for the year ended December 31, 2006.

				All Other
			All Other	Option Awards:	Exercise or	Grant Date
Estimated Future Payouts Under			Stock Awards:	Number of	Base Price of	Fair Value of
Equity Incentive Plan Awards			Number of	Securities	Option	Stock and
Threshold	Target(2)	Maximum	Shares of Stock	Underlying	Awards	Option
(#)	(#)	(#)	or Units (#)	Options (#)	($/sh)	Awards(3)
(f)	(g)	(h)	(i)	(j)	(k)	(l)

16,875	135,000	270,000	—	—	—	8,486,498

2,338	18,700	37,400	—	—	—	1,175,537

4,121	32,970	65,940	—	—	—	2,072,591

4,305	34,440	68,880	—	—	—	2,165,000

3,075	24,600	49,200	—	—	—	1,546,429

2,521	20,170	40,340	—	—	—	1,267,946

Employment Agreements

     The Company entered into an employment agreement (Agreement) with Mr. Morris that became effective January 1, 2004 for a three-year period. The Agreement is automatically renewed for additional one-year periods unless Mr. Morris or the Company takes specific actions to terminate it. The Agreement provides that Mr. Morris receives an initial annual salary of $1,115,000, subject to increase, and will participate in the annual bonus and long-term incentive plans. Mr. Morris is eligible to receive an annual bonus under the SOIP and his target percentage will be equal to at least 100% of his base salary.

     The Agreement awarded Mr. Morris a nonqualified stock option grant for 149,000 shares, a performance unit grant for 119,000 units, 100,000 restricted shares as a bonus and an additional 200,000 restricted shares as a replacement for certain long-term compensation that Mr. Morris forfeited from his prior employer in order to accept employment with the Company. One-half of the restricted shares awarded to Mr. Morris as a bonus (50,000 shares) vested on January 1, 2005 and the remaining 50,000 shares vested on January 1, 2006. The restricted shares awarded to Mr. Morris as a replacement for forfeited compensation will vest, subject to his continued employment, in three approximately equal components of 66,666, 66,667 and 66,667 shares on November 30, 2009, November 30, 2010 and November 30, 2011, respectively.

     Mr. Morris may use the Company aircraft for personal use. In accordance with AEP policy, he receives gross-up payments to cover applicable federal, state and local income taxes on the portion of the imputed income associated with travel expenses when his wife accompanies him for business purposes. Mr. Morris is entitled to use memberships sponsored by the Company at local country and luncheon clubs and to participate in the Company’s financial counseling program. During the term of the agreement, the Company provides Mr. Morris with coverage under all employee benefit programs, plans and practices, which the Company makes available to its senior executives, in accordance with the terms of such programs.

     The Company purchased a universal life insurance policy for Mr. Morris with a $3 million death benefit, and continues to pay premiums to maintain that policy. Mr. Morris was provided an opening balance in the AEP Supplemental Benefit Plan of $2.1 million, which vests in increments of 20% on each of the first five anniversary dates of his employment. Mr. Morris is credited with the maximum rate permitted under the AEP Supplemental Benefit Plan (currently at 8.5%) on all eligible earnings. For further information, see Pension Benefits on page 29. If the Company terminates the Agreement for reasons other than cause, Mr. Morris will receive a severance payment equal to two times his annual base salary.

     The Company entered into an employment agreement (English Agreement) with Mr. English that became effective August 2, 2004. The English Agreement provides that Mr. English receives an initial annual salary of $500,000, subject to increase, twenty-five days of vacation annually, and will participate in the annual bonus and long-term incentive plans. Mr. English is eligible to receive an annual bonus under the SOIP, and his target percentage will be equal to at least 65% of his base salary. The English Agreement awarded Mr. English 30,000 restricted stock units. One-third of the restricted stock units awarded to Mr. English (10,000 units) vested on each of August 2, 2005 and August 2, 2006 and the remaining 10,000 restricted stock units will vest on August 2, 2007. Mr. English’s cash balance account under the AEP Supplemental Benefit Plan is credited with the maximum rate permitted (currently at 8.5%) on all eligible earnings. For further information, see Pension Benefits on page 29. If the Company terminates Mr. English’s employment for reasons other than cause before August 2, 2007, Mr. English will receive a severance payment equal to his annual base salary.

     The Company entered into an employment agreement (Keane Agreement) with Mr. Keane that became effective July 1, 2004. The Keane Agreement provides that Mr. Keane receives an initial annual salary of $350,000, subject to increase, and will participate in the annual bonus and long-term incentive plans. Mr. Keane is eligible to receive an annual bonus under the SOIP, and his target percentage will be equal to at least 50% of his base salary. The Keane Agreement awarded Mr. Keane 15,000 restricted stock units, one-third of which vested on each of July 1, 2005 and July 1, 2006. The remaining 5,000 restricted stock units will vest on July 1, 2007. Mr. Keane’s cash balance account under the AEP Supplemental Benefit Plan is credited with the maximum rate permitted (currently at 8.5%) on all eligible earnings. For further information, see Pension Benefits on page 29. If the Company terminates Mr. Keane’s employment for reasons other than cause before July 1, 2007, Mr. Keane will receive a severance payment equal to his annual base salary.

     Ms. Koeppel, Ms. Tomasky and Mr. Powers each have agreements with the Company, which result in their being credited with 15.25, 20 and 17 years, respectively, of additional service under AEP’s pension plans. For further information on these agreements, see the Pension Benefits Table on page 29. In addition to these agreements, each of the NEOs has entered into a Change In Control Agreement with AEP. For further information about these Change In Control Agreements see Potential Payments upon Termination or Change-in-Control on page 34.

Stock Awards In 2006

     The executive officers were awarded performance units in January 2006. These performance units were granted for a three-year performance period (2006-2008) and generally vest, subject to the participant’s continued employment, at the end of the performance period. Performance units are equivalent in value to shares of AEP common stock. Dividends are reinvested in additional performance units for the same performance and vesting period using the closing price of AEP common stock on the dividend payment date. The performance units granted in 2006 are subject to two equally weighted performance measures for the three-year performance period 2006-2008. These performance measures are: three-year total shareholder return measured relative to the S&P Utilities Index and three-year cumulative earnings per share measured relative to a Board-approved target. These performance measures are described in detail in the Compensation Discussion and Analysis-Performance Units on page 10. The scores for these performance measures determine the percentage of the performance units earned at the end of the performance period and can range from zero percent to 200 percent of the target. The number of shares shown as the Threshold in column (f) of the Grants of Plan Based Awards table (12.5% of target) represent the average of the 25% of target threshold for the EPS goal and the 0% of target threshold for the TSR goal. The value of each performance unit that is earned equals the average closing price of AEP common stock for the last twenty days of the performance period. The HR Committee may, in its discretion, reduce the number of performance units otherwise earned.

     Effective January 1, 2007, the NEOs were also awarded performance units for a three-year performance period (2007-2009) under terms that are otherwise similar to those described above for the 2006-2008 performance period. The 2007-2009 performance units are also subject to two equally weighted performance measures: three-year total shareholder return measured relative to the S&P Utilities Index and three-year cumulative earnings per share measured relative to a Board-approved target. The TSR performance measure for these performance units is identical to that for the 2006-2008 performance period. The threshold (25% payout), target (100% payout) and maximum (200% payout) for the cumulative EPS performance measure were set at 90% of target, 100% of target, and 110% of target, respectively. The HR Committee established the three-year cumulative EPS target at the midpoint of AEP’s strategic planning target of $9.40 as of December 2006.

     2006 Non-Equity Incentive Compensation. SOIP participants are assigned an annual target award expressed as a percentage of base earnings for the period. For 2006, the HR Committee established the annual SOIP target awards at 110% of salary for Mr. Morris; 65% for Ms. Tomasky and Mr. English; and 60% of salary for the other NEOs.

     The pre-established SOIP performance measures and scores for 2006 are described in detail in the Compensation Discussion and Analysis section on page 8.

     AEP’s 2006 ongoing earnings per share (EPS) of $2.77 exceeded AEP’s ongoing EPS target of $2.60 by 6.5% which produced a score of 184.9% . Combined with strong results on performance measures, this resulted in a composite award score for 2006 of 151.6% of the sum of the target awards for all SOIP participants. SOIP awards for NEOs, except the CEO, were made from the bonus pool created based on this composite award score.

     Individual awards for the NEOs, other than the CEO, were determined discretionarily by the HR Committee, based in part on the CEO’s recommendation and his assessment of each executive’s performance and contribution. These awards varied both above and below the initial (calculated) award for each NEO based on a subjective assessment of the individual’s performance for the year.

     The SOIP award for the CEO was determined by the independent members of the Board of Directors, based on consideration of many factors including:

  The HR Committee’s recommendation;

  The SOIP composite award score;

  An assessment of the CEO’s performance and leadership during the year; and

  The amount of annual incentive funding that remained available.

     Based on the above factors, the independent members of the Board awarded Mr. Morris annual incentive compensation for 2006 that was approximately 10% higher than his initial (calculated) award.

     In total, AEP’s annual incentive awards for 2006 were slightly less than the overall funding pool available for such awards.

     The amounts earned for 2006 are shown in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table on page 17.

     2007 SOIP. The HR Committee has also recommended that the shareholders of AEP approve the 2007 SOIP that will establish an overall formula of maximum awards that can be given to executive officers and permit the deductibility by AEP of such payments over $1 million. The individual maximum award for the 2007 SOIP is $6,000,000 or 400% of the employee’s base salary. At its December 2006 meeting, the HR Committee established a single performance measure to fund the bonus pool for the 2007 SOIP equal to .75% of income before discontinued operations, extraordinary items and the cumulative effect of accounting changes for the year in anticipation of the approval of this plan by shareholders. This funding pool is further allocated to the NEOs as follows:

SOIP Funding
Name	Allocation
Mr. Morris	39.2%
Ms. Koeppel	9.6%
Ms. Tomasky	9.6%
Mr. English	9.6%
Mr. Powers	8.5%
Mr. Keane	7.1%

     The HR Committee may discretionarily award less than the amount of SOIP funding available to each participant based on AEP’s performance relative to performance objectives, individual performance and other qualitative factors. In order to provide better context for this discretionary assessment, the HR Committee established safety, operations, regulatory, strategic initiatives and on-going EPS performance measures for 2007 similar to those established for 2006. The EPS target was set at the mid-point of AEP’s 2007 earnings guidance range as of December 2006 ($2.95) . This same EPS target will be used to fund 2007 annual incentive awards for nearly all AEP employees. The HR Committee intends to use these performance measures, among other factors, to assess the degree to which the SOIP funding available for 2007 will be awarded to executive officers as annual incentive compensation for 2007.

[THIS PAGE WAS LEFT INTENTIONALLY BLANK.]

Outstanding Equity Awards at Fiscal Year-End

	Option Awards
			Equity
			Incentive Plan
			Awards:
	Number of	Number of	Number of
	Securities	Securities	Securities
	Underlying	Underlying	Underlying
	Unexercised	Unexercised	Unexercised	Option	Option
	Options (#)	Options (#)	Unearned	Exercise	Expiration
Name	Exercisable	Unexercisable(1)	Options (#)	Price ($)	Date
(a)	(b)	(c)	(d)	(e)	(f)
Michael G. Morris	99,332	49,668	—	$30.76	1/2/2014

Holly K. Koeppel	23,700	—	—	$35.625	9/20/2010
	4,666	8,334	—	$27.95	12/10/2013

Susan Tomasky	150,000	—	—	$35.625	9/20/2010
	29,334	—	—	$27.06	9/25/2012
	16,666	8,334	—	$27.95	12/10/2013

Carl L. English	—	—	—	—	—

Robert P. Powers	62,500	—	—	$35.625	9/20/2010
	70,800	—	—	$43.79	10/22/2011
	29,334	—	—	$27.06	9/25/2012
	8,333	8,334	—	$27.95	12/10/2013

John B. Keane	—	—	—	—	—

(1)	Each of these stock options vested on January 1, 2007.

(2)	Mr. Morris has 200,000 restricted shares that he received upon his hire and will vest, subject to his continued employment, in three approximately equal components of 66,666, 66,667 and 66,667 shares on November 30, 2009, November 30, 2010 and November 30, 2011, respectively. Mr. Morris also received 5,000 restricted stock units in February 2005 as part of the 2004 incentive award, 3,334 of which had not vested at December 31, 2006. 1,667 units vested on February 22, 2007 and the remaining units will vest, subject to his continued employment, on February 22, 2008. The amount shown includes reinvested dividends on the restricted stock units.

(3)	This represents the unvested portion of the restricted stock units plus reinvested dividends that Mr. English received upon his hire and will vest, subject to his continued employment, on August 2, 2007.

(4)	This represents the unvested portion of the restricted stock units plus reinvested dividends that Mr. Keane received upon his hire and will vest, subject to his continued employment, on July 1, 2007.

(5)	Consists of the target number of performance units awarded under our LTIP for the three-year performance period 2005 – 2007, and includes additional performance units resulting from reinvested dividends.

(6)	Consists of the target number of performance units awarded under our LTIP for the three-year performance period 2006 – 2008, and includes additional performance units resulting from reinvested dividends.

Stock Awards
					Equity Incentive
					Plan Awards:
		Market			Market or
Number of		Value of			Payout Value of
Shares or		Shares or	Equity Incentive Plan		Unearned
Units of		Units of	Awards: Number of		Shares, Units or
Stock That		Stock That	Unearned Shares, Units		Other Rights
Have Not		Have Not	or Other Rights That		That Have Not
Vested (#)		Vested ($)	Have Not Vested (#)		Vested ($)
(g)		(h)	(i)		(j)
203,620	(2)	$8,670,140	162,403	(5)	$6,915,120
			140,578	(6)	5,985,811

—		—	22,953	(5)	977,339
—		—	19,473	(6)	829,160

—		—	40,601	(5)	1,728,791
—		—	34,332	(6)	1,461,857
—		—

12,351	(3)	525,906	36,920	(5)	1,572,054
			35,863	(6)	1,527,047

—		—	24,360	(5)	1,037,249
—		—	25,616	(6)	1,090,729
—		—
—		—

—		—	22,953	(5)	977,339
—		—	19,473	(6)	829,160
—		—

6,174	(4)	262,889	18,947	(5)	806,763
			21,003	(6)	894,308

     For further information on of Outstanding Equity Awards see the Long-Term Incentive Compensation section of the Compensation Discussion and Analysis.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
	Number		Number
	of Shares	Value	of Shares
	Acquired	Realized	Acquired
	on	on	on		Value
	Exercise	Exercise	Vesting		Realized on
Name	(#)	($)	(#)		Vesting ($)
(a)	(b)	(c)	(d) (1)		(e) (2)
Michael G. Morris	—	—	215,455	(3)	8,910,044
			1,666		60,692
Holly K. Koeppel	50,501	513,822	29,476	(3)	1,255,088
Susan Tomasky	50,000	271,155	29,476	(3)	1,255,088
Carl L. English	—	—	10,000		368,400
Robert P. Powers	—	—	29,476	(3)	1,255,088
John B. Keane	—	—	5,000		173,000

(1)	Represents vesting of restricted stock, restricted stock units and performance units under the Company’s LTIP. For Mr. Morris, includes 50,000 shares of restricted stock that vested on January 1, 2006, 1,666 restricted stock units that vested on February 22, 2006 and 165,455 performance units for the performance period that ended December 31, 2004 which vested on December 31, 2006.

(2)	Value shown in this column is computed by multiplying the number of shares by the market value of the shares on the vesting date; however, the actual value realized for the performance units is calculated based on the previous 20-day average closing market price of AEP common stock. For a more detailed discussion of vesting of restricted stock, restricted stock units and performance units, see the Long-Term Incentive Compensation section of the Compensation Discussion and Analysis.

(3)	Performance units for performance period that ended December 31, 2004, vested on December 31, 2006, and were deferred in January 2007 into the Company’s Stock Ownership Requirement Plan, net of performance units that were withheld to pay taxes. That plan is more fully described under the Non-Qualified Deferred Compensation Table on page 32.

     Executive officers may only exercise stock options pursuant to AEP’s Insider Trading Policy. In addition, an attorney from AEP’s legal department must approve in advance each sale by an executive officer.

     The HR Committee established performance unit targets in December 2003 for the then current members of senior management for a December 10, 2003 through December 31, 2004 performance period. This shortened performance period of slightly more than a year was created by the HR Committee to reserve judgment on long-term strategic goals until after AEP’s CEO transition was complete. The HR Committee established two equally weighted performance measures for this performance period: TSR measured relative to the S&P Utilities Index and 2004 EPS measured relative to a Board-approved target. AEP’s total shareholder return for this performance period was at the 67th percentile of the S&P Utilities Index, which produced a score of 133.2% . AEP’s EPS of $2.33 was 101% of the $2.30 EPS target and resulted in a score of 113.0% . The average of these two scores produced a composite score of 123.1% of the target award. These performance units vested on December 31, 2006.

     The vesting of performance units, restricted stock and restricted stock units quantified in columns (d) and (e) are described in the Long-Term Incentive Compensation section of the Compensation Discussion and Analysis.

PENSION BENEFITS

				Payments
		Number of	Present Value	During
		Years	of	Last
		Credited	Accumulated	Fiscal
Name	Plan Name	Service	Benefits (1)	Year
(a)	(b)	(c)	(d)	(e)
Michael G. Morris	AEP Retirement Plan	3	$41,065	—
	AEP Supplemental Benefit Plan	— (2)	2,749,759	—
Holly K. Koeppel	AEP Retirement Plan	6.5	100,326	—
	AEP Supplemental Benefit Plan	21.75(3)	1,165,318	—
Susan Tomasky	AEP Retirement Plan	8.5	175,006	—
	AEP Supplemental Benefit Plan	28.5(3)	2,651,642	—
Carl L. English	AEP Retirement Plan	2.5	40,367	—
	AEP Supplemental Benefit Plan	— (2)	110,574	—
Robert P. Powers	AEP Retirement Plan	8.5	163,863	—
	AEP Supplemental Benefit Plan	25.5(3)	1,805,828	—
John B. Keane	AEP Retirement Plan	2.5	38,934	—
	AEP Supplemental Benefit Plan	—(2)	84,756	—

(1)	The Present Value of Accumulated Benefits is based on the benefit accrued under the applicable plan through December 31, 2006, and the following assumptions:

The NEO survives to his or her assumed retirement age (normal retirement age 65, or, if applicable, such earlier age that unreduced benefits would be payable to the NEO).

The NEO retires and commences the payment of benefits as of his or her assumed retirement age.

Accrued annual benefits are converted into a lump sum amount as of the NEO’s assumed retirement age, based upon an assumed interest rate of 5.25% and assumed mortality based upon the GAR 1994 Unisex mortality table. That lump sum value is then discounted to present value as of December 31, 2006, based upon an assumed interest rate of 5.75% and mortality based upon the RP2000 mortality table without collar adjustment and without projections for mortality improvement.

Because the present value of the accrued benefit may differ depending upon whether the NEO elects a lump sum or annuity form of benefit, the plans assume that 75% of participants elect a lump sum and 25% elect an annuity.

These assumptions are consistent with those used in AEP’s financial statements. The Present Value of Accumulated Benefits with regard to the AEP Supplemental Benefit Plan is determined as of December 31, 2006 by reference to the difference between (i) the NEO’s unrestricted benefit earned under that plan, and (ii) the NEO’s benefit earned under the associated tax-qualified plan.

(2)	Mr. Morris, Mr. English and Mr. Keane each has an individual agreement that provides for annual credits at the maximum rate provided (currently 8.5%). If not for their agreements, their combined age and service at December 31, 2006 would have entitled each of them to an annual credit at only 7.0% of eligible pay. Mr. Morris’ agreement further provided him an opening cash balance credit of $2,100,000 as of January 1, 2004. The higher crediting rate and Mr. Morris’ opening cash balance credit have augmented the present value of their accumulated benefits under the AEP Supplemental Benefit Plan by $2,408,612, $29,653 and $24,415, respectively.

(3)	Ms. Koeppel, Ms. Tomasky and Mr. Powers each has an individual agreement with AEP that credits them with years of service in addition to their actual years of service with AEP. Their additional years of service credit have augmented the present value of their accumulated benefits under the AEP Supplemental Benefit Plan by $851,899, $1,938,612, and $1,214,749, respectively.

     Overview. AEP maintains tax-qualified and nonqualified defined benefit pension plans for eligible employees. The tax-qualified plan is the American Electric Power System Retirement Plan (AEP Retirement Plan). The nonqualified plan is the American Electric Power System Excess Benefit Plan (AEP Supplemental Benefit Plan) (together with the AEP Retirement Plan, the AEP Plans). The nonqualified plan provides (i) benefits that cannot be paid under the respective tax-qualified plans because of maximum limitations imposed on such plans by the IRC and (ii) benefits pursuant to individual agreements with certain of the NEOs. The plans are designed in tandem to provide an appropriate level of income upon retirement. Each of the NEOs participates in the AEP Plans.

     AEP Retirement Plan. The AEP Retirement Plan is a tax-qualified defined benefit pension plan. As a general matter, the benefits that are available under the AEP Retirement Plan are determined by reference to a cash balance formula. In addition, employees who have continuously participated in the AEP Retirement Plan since December 31, 2000 (called “Grandfathered AEP Participants”) remain eligible for an alternate pension benefit calculated by reference to a final average pay formula that was in place before the implementation of the cash balance formula. Of the NEOs who participate in the AEP Retirement Plan, only Holly K. Koeppel, Susan Tomasky, and Robert P. Powers are Grandfathered AEP Participants.

A.	Balance Formula. Under the cash balance formula, each participant has an account established to which dollar amount credits are allocated each year.

	1.	Company Credits. Each year, the account of each participant is credited with an amount that is based on a percentage of the participant’s eligible pay. The applicable percentage of eligible pay credited to a participant’s account is determined each year by reference to the participant’s age and years of vesting service as of December 31 of that year. The following table shows the applicable percentage:

Sum of Age Plus	Applicable
Years of Service	Percentage
Less than 30	3.0%
30-39	3.5%
40-49	4.5%
50-59	5.5%
60-69	7.0%
70 or more	8.5%

Eligible Pay. Eligible pay used to calculate benefits under the cash balance formula is the participant’s salary payable for the current year and annual incentive pay that had been earned for the immediately preceding year. Each year, the IRS calculates a limit on the amount of eligible pay that can be used to calculate pension benefits in a qualified plan. For 2006, the limit was $220,000.

	2.	Interest Credits. All amounts in the cash balance accounts earn a fixed rate of interest. The interest rate for a particular year is the Applicable Interest Rate set in accordance with the IRC and is currently the average interest rate on 30-year Treasury securities for the month of November of the prior year. For 2006, the interest rate was 4.73% .

	3.	Opening Balance for Grandfathered AEP Participants. When the cash balance formula first took effect as of January 1, 2001, the cash balance accounts of the Grandfathered AEP Participants were credited with the value of their then accrued benefit (taking into account the plan’s early retirement subsidy) plus a transition credit.

B.	Final Average Pay Formula. The Grandfathered AEP Participants also remain eligible for a pension benefit using the final average pay formula that was in place before the implementation of the cash balance formula. Grandfathered AEP Participants will receive their benefits under the formula that provides the higher benefit, given the participant’s choice of the form of benefit (single life annuity, lump sum, etc.).

The formula that is used to calculate the final average pay benefit payable as a single life monthly annuity commencing at the normal retirement age of 65 is (A) the participant’s years of service (maximum 35 years) times the sum of (i) 1.1% of the participant’s high 36 consecutive months of base pay (“High 36”); plus (ii) 0.5% of the amount by which the participant’s High 36 exceeds the participant’s average Social Security covered compensation over the preceding 35 calendar years; plus (B)(i) the participant’s years of service in excess of 35 years (maximum 10 years); times (ii) 1.33% of the participant’s High 36.

As of December 31, 2010, each Grandfathered AEP Participant’s final average pay benefit payable at the participant’s normal retirement age will be frozen and unaffected by the participant’s subsequent service or compensation. After December 31, 2010, each Grandfathered AEP Participant may continue to accrue benefits under the plan’s cash balance formula, and his or her frozen final average pay benefit will be the minimum benefit that he or she will receive from the AEP Retirement Plan.

C. Vesting. A participant will forfeit all benefits upon his or her termination of employment with the Company unless the participant’s termination occurred upon the participant’s death, disability or after the participant had been credited with at least 5 years of service. As of December 31, 2006, Ms. Tomasky, Ms. Koeppel and Mr. Powers are all vested.

     AEP Supplemental Benefit Plan. The AEP Supplemental Benefit Plan is a nonqualified defined benefit pension plan. It generally provides eligible participants with benefits that are calculated under the terms of the AEP Retirement Plan (described above) with certain modifications: (i) additional years of service or benefit credits are taken into account; (ii) annual incentive pay is taken into account in addition to base pay for purposes of the final average pay formula (which only applies to Grandfathered AEP Participants) and (iii) the limitations imposed by the IRS on annual compensation and annual benefits are disregarded. However, the AEP Supplemental Benefit Plan limits the eligible pay taken into account under the cash balance formula to the greater of $1 million or two times the participant’s year-end base pay.

     AEP has granted the NEOs additional years of credited service or special credits or crediting rates under the AEP Supplemental Benefit Plan. AEP offers such grants only to certain key employees and only to the extent the HR Committee or the CEO, as appropriate, determines it is necessary to attract or retain the best talent available. As further described under Employment Agreements at page 22:

  Mr. Morris has an individual agreement with AEP that provides for (1) an opening cash balance account of $2,100,000 as of January 1, 2004 (his employment commencement date); (2) annual credits at the maximum rate provided under the AEP Plans (currently 8.5%); and (3) accelerated vesting at a rate of 20% for each year that he remains employed with AEP.
  Mr. English and Mr. Keane each has an individual agreement with AEP that provides for annual credits at the maximum rate provided under the AEP Plans (currently 8.5%).
  Ms. Koeppel and Mr. Powers each has an individual agreement with AEP that credits them with an additional 15.25 and 17 years of service, respectively. Their agreements further provide that their supplemental retirement benefits from AEP (under the AEP Supplemental Benefit Plan) are reduced by their pension entitlements, if any, from plans sponsored by prior employers.
  Ms. Tomasky has an individual agreement with AEP that credits her with an additional 20 years of service.

     The service credit for Ms. Koeppel, Ms. Tomasky and Mr. Powers enhances the benefit calculated for them (a) under the final average pay formula, (b) the opening balance of the cash balance account, and (c) their Applicable Percentage under the cash balance formula.

     As of December 31, 2006, Ms. Tomasky, Ms. Koeppel and Mr. Powers have become fully vested in their AEP Supplemental Benefit Plan benefit. Mr. Morris was 40% vested in his AEP Supplemental Benefit Plan benefit.

NON-QUALIFIED DEFERRED COMPENSATION

		Executive	Registrant	Aggregate	Aggregate	Aggregate
		Contributions	Contributions	Earnings	Withdrawals/	Balance at
	Plan	in Last FY(2)	in Last FY(3)	in Last FY	Distributions	Last FYE
Name	Name(1)	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)
Michael G. Morris	SRSP	$285,000	$82,846	$110,373	$—	$1,019,252
	SORP	—	6,680,814	—	—	6,680,814

Holly K. Koeppel	SRSP	140,753	31,238	42,666	—	667,524
	SORP	—	1,185,112	38,720	—	1,426,955

Susan Tomasky	SRSP	51,900	38,925	64,877	—	856,103
	SORP	—	1,184,786	51,270	—	1,505,015

Carl L. English	SRSP	51,900	38,925	5,652	—	141,112

Robert P. Powers	SRSP	45,242	33,932	205,604	—	1,847,841
	ICDP	—	—	20,995	—	462,391
	SORP	—	1,185,112	44,609	—	1,464,007

John B. Keane	SRSP	—	—	8,350	—	84,059

(1)	“SRSP” is the American Electric Power System Supplemental Retirement Savings Plan. “ICDP” is the American Electric Power System Incentive Compensation Deferral Plan. “SORP” is the American Electric Power System Stock Ownership Requirement Plan.

(2)	The amounts in this column are included in the Salary and Bonus columns of the Summary Compensation Table. Amounts deferred during 2006 also include amounts reported in the Bonus column of the summary compensation table included in the Company’s 2006 Proxy Statement.

(3)	AEP’s matching contributions credited to the SRSP are shown in the Other Compensation column of the Summary Compensation Table. The Company’s contributions to the SORP relate to the performance units that vested on December 31, 2006 and were mandatorily deferred into AEP Career Shares under the SORP. These amounts are also shown in the Option Exercises and Stock Vested Table on page 28, but the value of the shares reported in this column reflects the 20-day average closing market price of AEP common stock as of December 31, 2006 ($42.448).

     Overview. AEP maintains executive deferred compensation plans that allow eligible employees, including the NEOs, to defer receipt of their base salary and annual incentive payments into accounts with different investment funds selected by the NEO. The plans are unfunded, and participants have an unsecured contractual commitment by the Company to pay the amounts due under the plans from the general assets of the Company. AEP maintains the following nonqualified deferred compensation plans for eligible employees:

  The American Electric Power System Supplemental Retirement Savings Plan (SRSP);
  The American Electric Power System Incentive Compensation Deferral Plan (ICDP); and
  The American Electric Power System Stock Ownership Requirement Plan (SORP).

     Eligible employees choose whether or not they will participate in the SRSP and ICDP. The SORP, on the other hand, generally uses mandatory deferrals to facilitate the compliance by senior management with the Company’s stock ownership requirements.

     Supplemental Retirement Savings Plan (SRSP). The SRSP allows eligible participants to save on a pre-tax basis and to continue to receive Company matching contributions beyond the limits imposed by the IRC and the Company’s qualified Retirement Savings Plan (Qualified RSP).

  Participants may defer up to 20% of the first $2,000,000 of their base pay and annual incentive pay.
  The Company matches 75% of the participant’s contributions up to 6% of eligible compensation.

  The SRSP does not permit participants to access any of the amounts credited to his or her account until the participant has terminated employment with AEP. Participants may elect a distribution of their SRSP account as a lump-sum or annual installment payments over a period of up to 10 years. Participants may elect to delay the commencement date for up to five years from the date of their termination of employment.
  The SRSP allows participants to direct the investment of their plan accounts. The investment options are the same as those available in the Qualified RSP, except the SRSP also offers a fixed rate account with an interest rate set each December at 120% of the applicable federal long-term rate with monthly compounding.

     The recordkeeper for the Qualified RSP, the SRSP and the ICDP changed effective July 1, 2006 from Fidelity Management Trust Company to JPMorgan Retirement Plan Services. The investment fund options that were used by the NEOs during 2006 and the earnings measures for 2006 (or for the portion of 2006 during which they were available) were:

	Rate of
	Return
Fund Name	for Period	Period In Effect in 2006
Fidelity US Equity Index Pool	2.68%	January 1 – June 30
Fidelity Blue Chip Growth	(2.80%)	January 1 – June 30
Fidelity Equity-Income	5.06%	January 1 – June 30
Fidelity Low-Priced Stock	5.07%	January 1 – June 30
Fidelity Diversified International	8.27%	January 1 – June 30
Fidelity Freedom Income	1.14%	January 1 – June 30
Fidelity Puritan	3.26%	January 1 – June 30
Supp. Savings Interest Bearing Acct.	5.61%	January 1 – December 31
Managed Income Fund	4.65%	January 1 – December 31
AEP Stock Fund	19.33%	January 1 – December 31
International Stock Fund	12.60%	July 1 – December 31
Small/Mid Cap Growth Stock Fund	14.02%	July 1 – December 31
Small/Mid Cap Value Stock Fund	11.88%	July 1 – December 31
Large Cap Growth Stock Fund	9.94%	July 1 – December 31
Large Cap Value Stock Fund	10.48%	July 1 – December 31
Large Cap Stock Index Fund	11.86%	July 1 – December 31
Target Income Fund	6.20%	July 1 – December 31
Target Retirement 2015 Fund	8.60%	July 1 – December 31
Target Retirement 2020 Fund	9.69%	July 1 – December 31

     Incentive Compensation Deferral Plan (ICDP). The ICDP provides an opportunity for eligible employees to defer taxes on annual incentive pay and performance units that become earned and vested but not mandatorily deferred to the SORP.

  AEP generally limits the percentage of incentive compensation that may be deferred into the ICDP to 80% of the full incentive award.
  AEP does not offer any matching contribution with respect to the participants’ contributions to the ICDP.
  The ICDP allows participants to direct the investment of their plan accounts. The investment options under the ICDP are the same as those available in the Qualified RSP. The table above sets forth the earnings measures for the investment fund options for 2006 (or for the portion of 2006 during which they were available).
  Generally, the ICDP does not permit a participant to access any of the amounts credited to his or her account untilthe participant has terminated employment. However, the ICDP allows participants to withdraw amountsattributable to contributions credited before January 1, 2005 at any time (but only one time), subject to a 10%withdrawal penalty. Participants may elect to take distributions from their ICDP account in the same manner as theSRSP.

     Stock Ownership Requirement Plan (SORP). The SORP was established to administer the achievement and maintenance of executives’ minimum stock ownership requirements.

Voluntary Designation of Shares to Satisfy Minimum Stock Ownership Requirements. An NEO may designate that earned, vested and unencumbered AEP shares or share equivalents be credited to their stock ownership requirements.

Mandatory Deferral of Earned Performance Units. Under the SORP, performance units that are earned by a participant will be deferred mandatorily into AEP Career Shares unless the participant has satisfied all of his or her stock ownership requirements. If the NEO is required to defer into AEP Career Shares, he or she must defer the entire amount of performance units, not just the portion needed to meet the minimum stock ownership requirement.

Mandatory Deferral of 50% of Annual Incentive Pay. Participants who fail to satisfy a minimum stock ownership requirement within the applicable period will be subject to a mandatory 50% deferral of their annual bonus into AEP Career Shares.

Holding Requirement on Stock Option Gains. Participants who fail to meet their minimum stock ownership requirement must retain all AEP shares realized through stock option exercises, except for shares that are sold to cover the exercise costs and taxes applicable to the exercise.

     These AEP Career Shares are a form of deferred compensation, which are unfunded and unsecured general obligations of AEP. The rate of return on AEP Career Shares is equivalent to the total return on AEP stock with dividends reinvested. AEP Career Shares become payable in cash or AEP shares following the participant’s termination of employment. Cash payments for AEP Career Shares are calculated on the basis of the average of the closing price of AEP common stock for the last 20 trading days prior to the applicable distribution date. Participants may elect to take distributions from their SORP account in the same manner as the SRSP and the ICDP.

Potential Payments upon Termination or Change in Control

     Upon employment termination, NEOs and other employees receive their base pay through their last day worked and payment for any unused vacation, including amounts banked from prior years at their current base rate.

     In addition, the Company has entered into certain agreements and maintains certain plans that will require the Company to provide compensation to NEOs in the event of a termination of employment or a change in control of the Company.

SEVERANCE

     AEP currently provides full-time employees, including the NEOs, with severance benefits in the event their employment is terminated as the direct result of a restructuring or downsizing (Severance-Eligible Employees). These benefits are conditioned on the employee’s releasing AEP from any and all claims and include:

  A lump sum severance payment equal to two weeks of base pay for each year or partial year of Company service (minimum eight weeks for employees with at least one year of AEP service);
  Continued eligibility for medical and dental benefits at the active employee rates; and
  Outplacement services. The outplacement services for which NEOs are eligible have an incremental cost to the Company of up to $30,000.

     Severance-Eligible Employees who are within one year of becoming eligible for retiree medical benefits (which is available to those employees who are at least age 55 with at least 10 years of service – Retirement-Eligible Employees) are retained as active employees on a paid leave of absence until they become retirement eligible. This benefit applies in lieu of severance and unused vacation pay for employees who would otherwise receive severance and vacation pay sufficient to offset their base pay for this period. The Company pays the unpaid balance of their lump sum payment at the time of their retirement.

     Severance-Eligible and Retirement-Eligible Employees also remain eligible for an annual incentive compensation award for the year of termination. The target awards for eligible employees, including NEOs, is reduced to reflect the portion of the year that the NEO was an active employee, but the amount actually awarded to any NEO would remain subject to the discretion of the HR Committee. Any annual incentive awards for severed or retired NEOs would be paid at approximately the same time as the awards for active employees.

     If a Severance-Eligible NEO is terminated, then a pro-rata portion of any outstanding performance units held for at least six months remain outstanding after their termination. The portion that remains outstanding corresponds to the portion of the vesting period during which the NEO was actively employed by the Company. These prorated performance units will not vest until the vesting date set forth in the award agreement and remain subject to all performance objectives.

     The HR Committee’s current practice is to vest a portion of any outstanding and unvested restricted stock unit awards and stock options for Severance-Eligible Employees, whose employment is terminated. The portion of each award that vests corresponds to the portion of the vesting period during which the participant was actively employed by the Company. The period during which stock options can be exercised is reduced to one year from the participant’s termination date or, if the participant is also at least age 55 with five years of service, five years from the participant’s termination date.

     Severance-Eligible NEOs are also eligible for financial counseling and tax preparation services during the remainder of the year of their termination and the following calendar year. These services currently have a maximum annual incremental cost to the Company of $14,700.

CHANGE IN CONTROL

     AEP has a change-in-control agreement with each of the NEOs. If there is a “change-in-control” of AEP and the NEO’s employment is terminated (i) by AEP without “cause” or (ii) by the NEO because of a detrimental change in responsibilities, a required relocation or a reduction in salary or benefits, these agreements provide for:

  Lump sum payment equal to 2.99 times the NEO’s annual base salary plus target annual incentive under the SOIP;
  Payment, if required, to make the NEO whole for any excise tax imposed by Section 4999 of the IRC; and
  Outplacement services.

       “Change-in-control” under our change-in-control agreements means:

  The acquisition by any person of the beneficial ownership of securities representing more than one-third of AEP’s voting stock;
  A merger or the consolidation of AEP with another corporation unless AEP’s voting securities outstanding immediately before such merger or consolidation continue to represent at least two-thirds of the total voting power of AEP or the surviving entity outstanding immediately after such merger or consolidation; or
  Approval by the shareholders of the liquidation of AEP or the disposition of all or substantially all of the assets of AEP.

     In addition to the change-in-control agreements described above, the Amended and Restated American Electric Power System Long-Term Incentive Plan, which was approved at the 2005 annual meeting of shareholders (the LTIP) authorizes the HR Committee to include change-in-control provisions in award agreements.

       “Change-in-control” is defined under the LTIP as:

  The acquisition by any person of the beneficial ownership of securities representing 25% or more of AEP’s voting stock;
  A change in the composition of a majority of the Board of Directors under certain circumstances within any two- year period; or
  Approval by the shareholders of the liquidation of AEP, disposition of all or substantially all of the assets of AEP or, under certain circumstances, a merger of AEP with another corporation.

     In the event of a change-in-control of the Company under the LTIP, award agreements issued under this plan provide that all outstanding awards will vest immediately. In addition, each type of long-term incentive award will be subject to special payment and valuation provisions as follows:

Stock Options—Participants with outstanding stock options will be entitled to a ninety day tandem stock appreciation right (SAR). This tandem SAR will provide them with the right to exchange any of their options for a cash payment equal to the difference between the Change-in-Control Price Per Share, as defined below, and their option exercise price.

Performance Unit Awards—Performance unit awards will be deemed to have been fully earned at a 100% performance score as of the date of the change-in-control and would be paid in a lump sum in cash at the higher of (i) the average closing price of a share of AEP common stock for the last 20 trading days prior to the change-in-control or (ii) if the change-in-control is the result of a tender offer, merger, or sale of all or substantially all of the assets of AEP, the highest price paid per share of common stock.

Restricted Stock Units—Participants receive one share of AEP common stock for each outstanding restricted stock unit as the result of a change-in-control. Participants may also exercise a Cash-Out Right, which is the right to exchange each such unrestricted share of AEP common stock for cash in an amount equal to the Change in Control Price Per Share, as defined below.

Restricted Stock—No special provisions apply to AEP’s restricted stock in the event of a change-in-control, although the HR Committee has the authority to accelerate the vesting of any and all equity awards.

Change in Control Price Per Share—With respect to tandem SARs and the Cash-Out Right associated with restricted stock units, the Change in Control Price Per Share will be the higher of (i) the highest closing price of a share of Common Stock during the ninety day period prior to and including the date of a change-in-control or (ii) if the change-in-control is the result of a tender offer, merger, or sale of all or substantially all of the assets of AEP, the highest price per share of Common Stock paid.

     The AEP Supplemental Benefit Plan also provides that all accrued supplemental retirement benefits become fully vested upon a change-in-control, defined in a manner similar to the LTIP as described above.

Termination Scenarios

     The following tables show the incremental compensation and benefits that would have been paid to each NEO in the event his or her employment had terminated on December 31, 2006 under the circumstances cited in each column.

     The values shown in the change-in-control (CIC) column are triggered only if:

1)	There is a CIC of the Company within the meaning set forth under both the LTIP and the CIC Agreements, and

2)	The NEO’s employment is terminated by the Company without cause or by the executive with good reason as defined in the CIC Agreements.

This is often referred to as a double-trigger.

     No information is provided for terminations due to disability, because it is AEP’s practice not to terminate the employment of any employee so long as they remain eligible for AEP’s long-term disability benefits. AEP successively provides sick pay and then long-term disability benefits for up to two years to employees with a disability that prevents them from returning to their job. Such disability benefits continue (generally until the employee reaches age 65) for employees that cannot perform any occupation for which they are reasonably qualified.

      Notes for the Potential Incremental Termination Scenario tables are provided collectively following the last such table.

Potential Incremental Compensation and Benefits
That Would Have Been Provided as the Result of Employment Termination
as of December 31, 2006
For Michael G. Morris

	Voluntary
Executive Benefits and Payments Upon	Termination or		For Cause	Change-In-
Termination	Retirement[1]	Severance	Termination	Control	Death
Compensation:
Base Salary ($1.2 million)		$2,400,000
	$0	2a	$0	$3,588,000	$0
Annual Incentive for Completed
Year[3]	$2,001,120	$2,001,120	$0	$2,001,120	$2,001,120
Other Payment for Annual
Incentives[4]	$0	$0	$0	$3,946,800	$0
Long-Term Incentives:[5]
Unvested Restricted
Shares (200,000)[6]	$0	$0	$0	$0	$0
Unvested and Accelerated
Stock Options[7]	$0	$538,138	$0	$587,076	$587,076
Unvested 2005-2007
Performance Units[8]	$0	$4,595,788	$0	$6,893,683	$4,595,788
Unvested 2006-2008
Performance Units[8]	$0	$1,989,085	$0	$5,967,255	$1,989,085
Unvested and Accelerated
Restricted Stock Units	$0	$98,478	$0	$154,140	$98,478
Benefits:
Incremental Qualified and Non-
Qualified Pension[9,10]	$0	$0	$0	$1,760,787	$1,760,787
Health and Welfare Benefits[11]	$0	$13,605	$0	$13,605	$0
Life Insurance Proceeds[12]	$0	$0	$0	$0	$8,000,000
Financial Counseling	$0	$14,700	$0	$14,700	$14,700
Outplacement Services[13]	$0	$30,000	$0	$30,000	$0
Other
Tax Gross-up on CIC[14]	$0	$0	$0	$9,925,219	$0
Total Incremental Compensation
And Benefits	$2,001,120	$11,680,914	$0	$34,882,385	$19,047,034

Potential Incremental Compensation and Benefits
That Would Have Been Provided as the Result of Employment Termination
as of December 31, 2006
For Holly K. Koeppel

	Voluntary
Executive Benefits and Payments Upon	Termination		For Cause	Change-In-
Termination	or Retirement[1]	Severance	Termination	Control	Death
Compensation:
Base Salary ($440,000)	$0	$118,462	$0	$1,315,600	$0
Annual Incentive for Completed
Year[3]	$400,224	$400,224	$0	$400,224	$400,224
Other Payment for Annual
Incentives[4]	$0	$0	$0	$789,360	$0
Long-Term Incentives:[5]
Unvested and Accelerated
Stock Options[7]	$0	$111,757	$0	$121,926	$121,926
Unvested 2005-2007
Performance Units[8]	$0	$649,539	$0	$974,309	$649,539
Unvested 2006-2008
Performance Units[8]	$0	$275,530	$0	$826,590	$275,530
Benefits:
Pension[10]	$0	$0	$0	$0	$0
Health and Welfare Benefits[11]	$0	$20,407	$0	$20,407	$0
Life Insurance Proceeds[12]	$0	$0	$0	$0	$5,020,000
Financial Counseling	$0	$14,700	$0	$14,700	$14,700
Outplacement Services[13]	$0	$30,000	$0	$30,000	$0
Other
Tax Gross-up on CIC[14]	$0	$0	$0	$1,876,723	$0
Total Incremental Compensation
and Benefits	$400,224	$1,620,619	$0	$6,369,839	$6,481,919

Potential Incremental Compensation and Benefits
That Would Have Been Provided as the Result of Employment Termination
as of December 31, 2006
For Susan Tomasky

	Voluntary
Executive Benefits and Payments Upon	Termination		For Cause	Change-In-
Termination	or Retirement[1]	Severance	Termination	Control[2]	Death
Compensation:
Base Salary ($500,000)	$0	$173,077	$0	$1,495,000	$0
Annual Incentive for Completed
Year[3]	$492,700	$492,700	$0	$492,700	$492,700
Other Payment for Annual
Incentives[4]	$0	$0	$0	$971,750	$0
Long-Term Incentives:[5]
Unvested and Accelerated
Stock Options[7]	$0	$111,757	$0	$121,926	$121,926
Unvested 2005-2007
Performance Units[8]	$0	$1,148,954	$0	$1,723,431	$1,148,954
Unvested 2006-2008
Performance Units[8]	$0	$485,775	$0	$1,457,325	$485,775
Benefits:
Pension[10]	$0	$0	$0	$0	$0
Health and Welfare Benefits[11]	$0	$20,407	$0	$20,407	$0
Life Insurance Proceeds[12]	$0	$0	$0	$0	$5,000,000
Financial Counseling	$0	$14,700	$0	$14,700	$14,700
Outplacement Services[13]	$0	$30,000	$0	$30,000	$0
Other
Tax Gross-up on CIC[14]	$0	$0	$0	$2,694,425	$0
Total Incremental Compensation
and Benefits	$492,700	$2,477,370	$0	$9,021,664	$7,264,055

Potential Incremental Compensation and Benefits
That Would Have Been Provided as the Result of Employment Termination
as of December 31, 2006
For Carl L. English

	Voluntary
Executive Benefits and Payments Upon	Termination		For Cause		Change-In-
Termination	or Retirement[1]	Severance	Termination		Control[2]	Death
Compensation:
Base Salary ($500,000)		$500,000
	$0	2b		$0	$1,495,000	$0
Annual Incentive for Completed
Year[3]	$492,700	$492,700		$0	$492,700	$492,700
Other Payment for Annual
Incentives[4]	$0	$0		$0	$971,750	$0
Long-Term Incentives:[5]
Unvested 2005-2007
Performance Units[8]	$0	$1,044,787		$0	$1,567,180	$1,044,787
Unvested 2006-2008
Performance Units[8]	$0	$507,438		$0	$1,522,313	$507,438
Unvested and Accelerated
Restricted Stock Units	$0	$423,677		$0	$525,944	$423,677
Benefits:
Pension[10]	$0	$0		$0	$158,594	$158,594
Health and Welfare Benefits[11]	$0	$20,407		$0	$20,407	$0
Life Insurance Proceeds[12]	$0	$0		$0	$0	$2,000,000
Financial Counseling	$0	$14,700		$0	$14,700	$14,700
Outplacement Services[13]	$0	$30,000		$0	$30,000	$0
Other
Tax Gross-up on CIC[14]	$0	$0		$0	$3,046,452	$0
Total Incremental Compensation
and Benefits	$492,700	$3,033,709		$0	$9,845,040	$4,641,896

Potential Incremental Compensation and Benefits
That Would Have Been Provided as the Result of Employment Termination
as of December 31, 2006
For Robert P. Powers

	Voluntary
Executive Benefits and Payments Upon	Termination		For Cause	Change-In-
Termination	or Retirement[1]	Severance	Termination	Control[2]	Death
Compensation:
Base Salary ($475,000)	$0	$164,423	$0	$1,420,250	$0
Annual Incentive for Completed
Year[3]	$432,060	$432,060	$0	$432,060	$432,060
Other Payment for Annual
Incentives[4]	$0	$0	$0	$852,150	$0
Long-Term Incentives:[5]
Unvested and Accelerated
Stock Options[7]	$0	$111,757	$0	$121,926	$121,926
Unvested 2005-2007
Performance Units[8]	$0	$689,356	$0	$1,034,033	$689,356
Unvested 2006-2008
Performance Units[8]	$0	$362,449	$0	$1,087,348	$362,449
Benefits:
Pension[10]	$0	$0	$0	$0	$0
Health and Welfare Benefits[11]	$0	$20,407	$0	$20,407	$0
Life Insurance Proceeds[12]	$0	$0	$0	$0	$4,275,000
Financial Counseling	$0	$14,700	$0	$14,700	$14,700
Outplacement Services[13]	$0	$30,000	$0	$30,000	$0
Other
Tax Gross-up on CIC[14]	$0	$0	$0	$2,114,163	$0
Total Incremental Compensation and
Benefits	$432,060	$1,825,152	$0	$7,127,037	$5,895,491

Potential Incremental Compensation and Benefits
That Would Have Been Provided as the Result of Employment Termination
as of December 31, 2006
For John B. Keane

Executive Benefits and Payments Upon Termination	Voluntary Termination or Retirement[1]	Severance	For Cause Termination	Change-In- Control	Death

Compensation:
Base Salary ($400,000)		$400,000
	$0	2b	$0	$1,196,000	$0
Annual Incentive for
Completed Year[3]	$363,840	$363,840	$0	$363,840	$363,840
Other Payment for Annual
Incentives[4]	$0	$0	$0	$717,600	$0
Long-Term Incentives:[5]
Unvested 2005-2007
Performance Units[8]	$0	$536,175	$0	$804,262	$536,175
Unvested 2006-2008
Performance Units[8]	$0	$297,178	$0	$891,535	$297,178
Unvested and
Accelerated
Restricted Stock
Units	$0	$219,074	$0	$262,889	$219,074
Benefits:
Pension[10]	$0	$0	$0	$129,358	$129,358
Health and Welfare Benefits[11]	$0	$20,407	$0	$20,407	$0
Life Insurance Proceeds[12]	$0	$0	$0	$0	$2,000,000
Financial Counseling	$0	$14,700	$0	$14,700	$14,700
Outplacement Services[13]	$0	$30,000	$0	$30,000	$0
Other
Tax Gross-up on CIC[14]	$0	$0	$0	$1,974,898	$0
Total Incremental Compensation
and Benefits	$363,840	$1,881,374	$0	$6,405,489	$3,560,325

(1)	Only employees who are at least age 55 with five years of service receive any incremental compensation or benefits as the result of a voluntary termination or retirement. Non-incremental compensation and benefits are provided in the Non-Incremental Compensation and Benefits table below.

(2a)	Mr. Morris’s employment agreement provides a severance benefit equal to two times his base pay in the event his employment is terminated not for cause, as defined therein.

(2b)	Mr. English and Mr. Keane both have employment agreements that provide a severance benefit equal to one times their base pay in the event their employment is terminated for reasons other than for cause within three years of their hire date.

(3)	The amounts shown for annual incentive compensation for NEOs is their target amount and is subject to reduction or elimination at the discretion of the HR Committee.

(4)	Represents a severance payment of 2.99 times each NEO’s current target annual incentive.

(5)	Special valuation (described above in this section under Change-In-Control) may apply in the event of a change-in- control. The long-term incentive values shown represent dollars that would be paid under such circumstances and are different from the values calculated in accordance with FAS 123R.

(6)	These restricted shares will be forfeited upon termination prior to vesting unless the HR Committee determines that the circumstances of the termination warrant otherwise.

(7)	The option duration is reduced so that options expire (a) one year from the date of a severance termination or (b) 5 years due to disability or death. These options vested on January 1, 2007. The amounts shown reflect the value that would have been realized if the incremental number of options that vested in each scenario had been exercised at the year-end closing price ($42.58).

(8)	Except in the event of a CIC, performance criteria continue to apply to performance units that are vested early and payments are not accelerated.

(9)	As of December 31, 2006, pursuant to his employment agreement, Mr. Morris was 40% vested in his pension benefits and was eligible to take a distribution of such benefit upon the termination of his employment for any reason through the non-qualified AEP Supplemental Benefit Plan. An additional 20% of this benefit vested on January 1, 2007.

(10)	The amounts shown are only those pension benefits that vest under the circumstances described. AEP’s pension benefits fully vest upon death or a change-in-control. If full vesting occurs by reason of death then a portion of such benefit would be funded by the qualified AEP Retirement Plan. The value of non-incremental pension benefits is included in the Non-Incremental Compensation and Benefits table below.

(11)	Represents the cost to the Company of providing subsidized medical and dental insurance at employee rates for 18 months.

(12)	Represents the total death benefit potentially available from unaffiliated insurance carriers for both Company-paid and participant-paid life and AD&D insurance.

(13)	The amount shown is the maximum cost of Company paid outplacement services, which the Company provides through an unaffiliated third party vendor.

(14)	Represents a tax gross-up for the excise tax under section 280G of the IRC, including all applicable taxes on this tax gross-up itself.

     The following table shows the value of additional compensation and benefits as of December 31, 2006 that would have been provided to each NEO after a termination of his or her employment on such date. These amounts have generally accrued to or been deferred by executives over multiple years and only a portion is attributable to compensation for 2006.

Non-Incremental Post-Termination Compensation and Benefits as of December 31, 2006

	Long-Term Incentives		Benefits
				Post
	Vested Stock	AEP Career	Vacation	Retirement		Deferred
Name	Options ($)	Shares ($)	Payout	Healthcare	Pension ($)	Compensation
(a)	(b)(1)	(c)(2)	(d)(3)	($)(e)	(f)(4)	(g)(5)
Michael G. Morris	$1,174,104	$6,680,814	$21,818	$—	$1,173,858	$1,019,252
Holly K. Koeppel	$233,097	$1,426,955	$81,000	$—	$1,364,910	$667,524
Susan Tomasky	$1,742,337	$1,505,015	$50,000	$—	$2,926,326	$856,103
Carl L. English	$—	$—	$95,455	$—	$—	$141,112
Robert P. Powers	$1,011,863	$1,464,007	$3,000	$—	$2,083,259	$2,310,232
John B. Keane	$—	$—	$29,545	$—	$—	$84,059

(1)	Represents the value that would have been realized had the NEO exercised his or her vested and outstanding stock options at the closing price of AEP stock on December 31, 2006.

(2)	Represents the value of AEP share equivalents deferred mandatorily into AEP’s Stock Ownership Requirement Plan (SORP).

(3)	Represents payment of accumulated but unused vacation for the current year and any carry-over from prior years. In addition, employees who are at least age 55 with ten years of service receive a prorated portion of the vacation pay for the calendar year following the year of their termination. Such prorated portion is equal to the portion of the calendar year during which the employee was actively employed by the Company, which is 100% for employees terminating at yearend.

(4)	Represents the lump sum of pension benefits available to each executive.

(5)	Includes balances from the Supplemental Retirement Savings Plan and Incentive Compensation Deferral Plans, but does not include AEP Career Share balances, which are reported in column (c).

SHARE OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth the beneficial ownership of AEP Common Stock and stock-based units as of January 1, 2007 for all nominees to the Board of Directors, each of the persons named in the Summary Compensation Table and all such directors and executive officers as a group. Unless otherwise noted, each person had sole voting and investment power over the number of shares of AEP Common Stock and stock-based units of AEP set forth across from his or her name. Fractions of shares and units have been rounded to the nearest whole number.

Name	Shares		Stock Units(a)	Options Exercisable Within 60 Days	Total

N. K. Akins	—		1,574	15,900	17,474
C. L. English	13,610		12,351	—	25,961
J. B. Keane	6,804		6,174	—	12,978
H. K. Koeppel	267	(b)	33,617	36,700	70,584
M. G. Morris	289,498	(d)	161,008	149,000	599,506
R. P. Powers	714	(b)	34,588	179,301	214,603
S. P. Smith	2,500		9,814	16,500	28,814
S. Tomasky	4,238	(b)	41,144	204,334	249,716
K. E. Walker	778	(b)	1,732	—	2,510
D. E. Welch	—		10,398	3,333	13,731
All directors, nominees and executive
Officers as a group (10 persons)	318,409	(c)	312,400	605,068	1,235,877

(a)	This column includes amounts deferred in Stock Units and held under AEP’s various officer benefit plans. Includes the following numbers of career shares: Mr. Morris, 157,388; Mr. Akins, 1,574; Ms. Koeppel, 33,617; Mr. Powers, 34,489; Ms. Tomasky, 35,455; and all directors and executive officers as a group, 262,523.

(b)	Includes the following numbers of share equivalents held in the AEP Retirement Savings Plan: Ms. Koeppel, 267; Mr. Powers, 714; Ms. Tomasky, 4,238; Mr. Walker, 778; and all directors and executive officers as a group, 5,997.

(c)	Represents less than 1% of the total number of shares outstanding.

(d)	Includes restricted shares with different vesting schedules.

MEETINGS OF THE BOARD OF DIRECTORS

     Regular meetings of the Board of Directors were held once each month during the year. In addition, the Board of Directors holds special meetings from time to time as required. During 2006, the Board held twelve regular meetings.

     Directors of the Company receive a fee of $50 for each meeting of the Board of Directors attended in addition to their salaries.

     The Board of Directors of the Company has no committees.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     The independent registered public accounting firm of Deloitte & Touche LLP has been selected as the independent registered public accounting firm of the Company for the year 2007.

     A representative of Deloitte & Touche LLP will not be present at the meeting unless prior to the day of the meeting the Secretary of the Company has received written notice from a shareholder addressed to the Secretary at 1 Riverside Plaza, Columbus, Ohio 43215, that such shareholder will attend the meeting and wishes to ask questions of a representative of the firm.

Audit and Non-Audit Fees

     The following table presents fees for professional audit services rendered by Deloitte & Touche LLP for the audit of the Company’s annual financial statements for the years ended December 31, 2006 and December 31, 2005, and fees billed for other services rendered by Deloitte & Touche LLP during those periods. While the Company has neither an Audit Committee nor pre-approval procedures, AEP’s Audit Committee pre-approval procedures are applicable to the Company.

	2006	2005
Audit Fees(1)
Financial Statement Audits	$957,222	$842,730
Sarbanes-Oxley 404	550,800	567,929
Audit Fees – Other	274,080	250,950
Total Audit Fees	$1,782,102	$1,661,609
Audit-Related Fees(2)	$41,493	$5,500
Tax Fees(3)	$34,174	$27,600

TOTAL	$1,857,769	$1,694,709

(1)	Audit fees in 2005 and 2006 consisted primarily of fees related to the audit of the Company’s annual consolidated financial statements. Audit fees also included auditing procedures performed in accordance with Sarbanes-Oxley Act Section 404 and the related Public Company Accounting Oversight Board Auditing Standard Number 2 regarding the Company’s internal control over financial reporting. This category also includes work generally only the independent registered public accounting firm can reasonably be expected to provide.

(2)	Audit related fees consisted principally of regulatory and statutory audits and audit-related work in connection with acquisitions and dispositions.

(3)	Tax fees consisted principally of tax compliance services. Tax compliance services are services rendered based upon facts already in existence or transactions that have already occurred to document, compute, and obtain government approval for amounts to be included in tax filings.

AEP’s Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

     The AEP Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is subject to a specific limitation. The independent registered public accounting firm and management are required to report to the AEP Audit Committee at each regular meeting regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval policy, and the fees for the services performed to date. The AEP Audit Committee may also pre-approve particular services on a case-by-case basis. In 2006, all Deloitte & Touche LLP services were pre-approved by the AEP Audit Committee.

FORM 10-K

     A copy of the Company’s 2006 Annual Report to the SEC, including the Company’s financial statements for the year ended December 31, 2006, is being furnished with this information statement. The 2006 Annual Report is also available on AEP’s website at www.AEP.com.

HEATHER L. GEIGER,
Secretary

March 24, 2007